Exhibit 7.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

PARALLEL HOLDING COMPANY INC.,

KEVIN WEILER,

GRAHAM MCBAIN,

LAYERONE ACQUISITION LLC

AND

XY – THE FINDABLES COMPANY

JULY 6, 2018

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

		Page
Section 9.11.	Counterparts	56
Section 9.12.	Waiver of Jury Trial	56

Exhibits

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of IP Assignment Agreement

Exhibit D – Form of Employment Agreement

Exhibit E – Parent Proxy Token Award Agreement

-iii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 6, 2018, is made and entered into by and between PARALLEL HOLDING COMPANY INC., a Delaware corporation (“Seller”), Kevin Weiler, and Graham McBain, the individual stockholders of Seller (each, a “Stockholder” and, together the “Stockholders”), LAYERONE ACQUISITION LLC, a Delaware limited liability company (“Buyer”) and XY – the Findables Company, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Seller is engaged in the business of developing and operating blockchain technologies, cryptocurrencies, software games, decentralized mapping technologies and related technologies (as such business is conducted by Seller on the date hereof, the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Assets (as hereinafter defined), and Buyer desires to assume from Seller, all of the Assumed Liabilities (as hereinafter defined), all upon the terms and subject to the conditions set forth herein; and

WHEREAS, Seller and Buyer intend for the transactions contemplated by this Agreement to qualify as a “C” reorganization pursuant to Section 368(a)(1)(C) of the Code (as hereinafter defined); and

WHEREAS, each of Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, Seller and Buyer, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. For purposes of this definition, “control” (including the terms “controls,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Employment Agreement, the Proxy Token Award Agreement and the Employment Offer Letters.

“Available Cash” means all cash and cash equivalents held by Seller (including marketable securities and short-term investments), in each case measured at the Closing and determined in accordance with GAAP.

“Books and Records” means all records, documents, lists, notes and files relating to Seller, its assets and properties and the Business, including executed originals (or copies of executed originals when executed originals are not available) of all Tax Returns, Contracts, purchase orders, sales orders, price lists, lists of accounts, customers, suppliers, employees, contractors, consultants and other personnel, shipping records, all product, business and marketing plans, service manuals, sales and product brochures and catalogs and other sales literature and materials, and historical sales data and all books, ledgers, files, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), minute books, deeds, title policies, computer files, programs and retrieved programs, environmental studies and plans and business records, whether in hard copy, electronic form or otherwise.

“Business Consultant” means each individual retained by Seller or any Affiliate of Seller as an independent contractor or consultant to the Business.

“Business Data” means all data and personal information accessed, processed, collected, stored or disseminated by Seller in connection with any of the Business and/or the Transferred Assets, including any Personally Identifiable Information.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in San Diego, California are required or permitted to be closed.

“Business Employee” means each individual employed by Seller or any Affiliate of Seller who devotes substantially all of his or her time to the Business.

“Change of Control Payments” means any amounts (including severance, termination, “golden parachute,” Tax gross-up, transaction bonus or other similar payments) which become payable as a result of, based upon or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event, whether contingent or otherwise) and which are owing to any current or former employees, officers, directors, consultants, independent contractors or equity holders of Seller pursuant to employment agreements, Contracts or other arrangements, including Seller’s share of Taxes payable with respect to all such amounts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, permission, waiver, Order, Permit or authorization.

“Contract” means any written or oral contract, lease, license, deed, mortgage, indenture, sales order, accepted purchase order, note or other legally binding agreement, instrument,

arrangement, promise, obligation, understanding, undertaking or commitment, whether express or implied.

“Current Liabilities” means all current liabilities of Seller, determined in accordance with GAAP; provided, however, that “Current Liabilities” shall not include any amounts included within Indebtedness, Change of Control Payments, Hired Employee Obligations or Transaction Expenses.

“Damages” includes any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Domain Name Registrar” means any entity that manages, registers or performs similar or related functions related to the use, reservation or ownership of domain names.

“Effect” has the meaning set forth within the definition of Material Adverse Effect.

“Employee Plan” means each: (a) “employee benefit plan,” as defined in Section 3(3) of ERISA; and (b) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, phantom equity or other equity-based compensation, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement maintained, contributed to, or required to be contributed to, by Seller, any Affiliate of Seller or any ERISA Affiliate thereof for the benefit of any current or former employee, director, officer or independent contractor of Seller or any Affiliate of Seller or under which Seller, any Affiliate of Seller or any ERISA Affiliate thereof has any Liability.

“Employment Agreements” means the Employment Agreements between Parent and each Stockholder, a form of which is attached hereto as Exhibit D.

“Environment” means the indoor and outdoor environment and all media, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.

“Environmental Law” means any Law or other legal requirement pertaining to pollution, protection of health, safety or the Environment or exposure of Persons to Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, and any foreign, state or local Laws analogous to any of the foregoing, as amended, together with all judicial interpretations thereof.

“Environmental Liabilities” means: (a) any fines, penalties or Liabilities arising out of or related to any violations of, or non-compliance with, Environmental Laws or Environmental Permits applicable to the Business or any Transferred Asset, including any costs associated with correcting any such violations or non-compliance, in each case first arising or occurring, whether known or unknown, at or prior to the Closing; (b) any fines, penalties or Liabilities attributable to violations of, or non-compliance with, Environmental Laws or Environmental Permits that occur or arise after the Closing, to the extent that such fines, penalties or Liabilities, or any portion thereof, are attributed to the period prior to the Closing; (c) Liabilities relating to, or resulting or arising from, the off-site transportation, storage, treatment, recycling of Hazardous Materials generated by, or on behalf of Seller in connection with the Business or any Transferred Asset prior to the Closing, including claims related to loss of life, injury to persons or property or remediation; and (d) any Liability or costs arising from or related to any Environmental Release, threatened Environmental Release, or exposure of any Person to any Hazardous Material, in each case first arising or occurring, whether known or unknown, at or prior to the Closing at any location attributable or related to the Business or the Transferred Assets.

“Environmental Permit” means any Permit required, issued, held or obtained pursuant to any Environmental Law or pertaining to any Hazardous Material.

“Environmental Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the Environment, including the abandonment or discarding of any containers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller or an Affiliate of Seller as a single employer within the meaning of Section 414 of the Code.

“Ethereum” means 350 Ethereum.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” means any federal, provincial, state, municipal, local or foreign court or tribunal, administrative or regulatory body, agency or commission, or any other governmental authority or instrumentality.

“Hazardous Material” means any substance, material, chemical, odor, heat, sound, vibration, radiation, or waste, or any combination of any of them that is regulated or defined by, or with respect to which Liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing-material or asbestos-containing-material, toxic molds, mycotoxins, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

“Hired Employee” means any Business Employee that becomes an employee of Buyer or an Affiliate of Buyer as of the Closing Date.

“Hired Employee Obligations” means all Liabilities with respect to the Hired Employees’ unpaid wages, cash or equity incentive compensation, accrued paid time off, accrued payroll, accrued unpaid commissions, accrued bonuses, accrued sick leave or vacation, accrued bereavement time, accrued floating holidays or other similar accrued paid time off, business expense reimbursements, and related Taxes accrued in the Ordinary Course of Business; provided, however, that “Hired Employee Obligations” shall not include Change of Control Payments.

“Indebtedness” of any Person means, as of any time and without duplication, the following obligations (whether or not then due and payable): (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) evidenced by notes, bonds, debentures or similar instruments (whether or not convertible); (c) all obligations to pay the deferred purchase price of assets, property or services (including purchase price adjustments, “holdback” or similar payments, and the maximum amount of any potential earn-out payments), other than current trade accounts payable incurred in the Ordinary Course of Business; (d) all obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP or conditional sales Contract or similar title retention instrument; (e) all negative balances in bank accounts and all overdrafts; (f) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (g) all obligations relative to the maximum amount of any letter of credit or letter of guaranty (whether drawn or undrawn), bankers’ acceptance or similar instrument issued or created for the account of such Person; (h) all obligations secured by any Lien (other than Permitted Liens); (i) all guaranties, sureties, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, Indebtedness or indebtedness of others; (j) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if all Indebtedness referred to in the foregoing clauses (a) through (i) was prepaid (or, in the case of any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, unwound and settled) in full at such time; and (k) to the extent any item of Indebtedness referred to in the foregoing clauses (a) through (i) cannot be repaid at such time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such Indebtedness that occurs between such time and the earliest time that repayment may occur (e.g., if notice were delivered at such time).

“Indemnitees” means Buyer and its Affiliates and its and their respective equity holders, Representatives, successors and assigns.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof; (b) works of authorship and copyrights, and registrations and applications for registration thereof; (c) trademarks, service marks, trade dress, logos, trade names and other source identifiers, and registrations and applications for registration thereof; (d) trade secrets, business, technical and know-how information, including inventions, whether patentable or unpatentable, and confidential information; (e) rights of publicity and privacy; (f) computer software and firmware, including source code, object code, files, documentation and other materials related thereto; (g) proprietary databases and data compilations; (h) domain names and registrations and applications for registration thereof; (i) any other intellectual property; (j) copies and tangible embodiments of all of the foregoing, in whatever form or medium; and (k) rights in any of the foregoing, including rights to sue or recover and retain Damages for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry and investigation, of any officer or director of Seller, including, without limitation, the Stockholders.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, Order or charge of any Governmental Entity.

“Liabilities” means all direct or indirect debts, obligations, duties, commitments, responsibilities and liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due or whether known or unknown, asserted or unasserted, disputed or undisputed, joint or several, choate or inchoate, liquidated or unliquidated, secured or unsecured, vested or unvested, executory, determined, determinable or otherwise) of every kind and description, whenever or however arising (including, whether arising out of contract or tort, based on negligence or strict liability) and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto.

“Licensed Intellectual Property” means all Intellectual Property licensed to Seller that is used or held for use in connection with any of the Business and/or the Transferred Asset.

“Lien” means any lien, pledge, mortgage, deed of trust, encumbrance, claim or security interest, hypothecation, deposit, equitable interest, option, charge, judgment, attachment, right of way, encroachment, easement, servitude, restriction on transfer, restriction on voting, preferential arrangement or preemptive right, right of first refusal or negotiation or restriction of any kind.

“Material Adverse Effect” means any change, effect, event, occurrence, development, matter, state of facts, series of events, or circumstance (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has, or could reasonably be expected to have or result in: (a) a material adverse effect on (x) the assets (including intangible assets and rights), properties, liabilities, business, condition (financial or otherwise), operations, prospects, results of operations or cash flows of Seller or (y) the Business, the Transferred Assets or the Assumed Liabilities, taken as a whole, or (b) a material adverse effect on Seller’s ability to perform any of its obligations under this Agreement or to consummate any of the transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect: (i) any Effect arising out of or relating to (1) United States or global (or any region thereof) (A) economic, credit, financial or securities market conditions, including prevailing interest rates or currency rates or (B) regulatory or political conditions, or (2) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war), man-made disasters, natural disasters (including hurricanes) or acts of god; (ii) any Effect arising out of or relating to factors, conditions, trends or other circumstances generally affecting any of the industries or markets in which the Business operates; and (iii) any Effect arising out of or relating to any change in Law, GAAP, regulatory accounting requirements or interpretations thereof that apply to the Business (including the proposal or adoption of any new Law, or any change in the interpretation or enforcement of any existing Law), except, in the case of clauses (i), (ii) and (iii), to the extent that such Effect has a disproportionate adverse effect on the Business, the Transferred Assets or the Assumed Liabilities, each, taken as a whole, as compared to the adverse impact such Effect has on other Persons operating in the industries or markets in which the Business is operated, in which case such disproportionate adverse effect may be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect.

“Open Source License” means any Contract that: (a) is substantially similar to any license identified as an “open source license” by the Open Source Initiative, including, by way of example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses; (b) substantially conforms to the “Open Source Definition” defined by the Open Source Initiative; or (c) is generally considered an “open source” or “copyleft” license.

“Order” means any order, writ, injunction, stipulation, judgment, ruling, assessment, arbitration award, plan or decree.

“Ordinary Course of Business” means the ordinary course of business of Seller with respect to the Business and the Transferred Assets, consistent with past custom and practice (including as to nature, frequency and amount).

“Owned Intellectual Property” means all Intellectual Property in which Seller has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) and which are used or held for use in connection with any of the Business and/or the Transferred Assets.

“Parent Shares” means an aggregate of 375,000 shares of Parent’s Class A common stock, $0.0001 par value per share; such shares will be uncertificated and represented by book-entry.

“Permits” means all authorizations, licenses, variances, exemptions, orders, permits and approvals granted by or obtained from any Governmental Entity.

“Permitted Liens” means: (a) Liens of carriers, warehousemen, mechanics, materialmen, and similar Liens arising or incurred in the Ordinary Course of Business and related to amounts that are not yet delinquent, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements; (b) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith through appropriate proceedings, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements; (c) pledges or deposits made in the Ordinary Course of Business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by applicable legislation; and (d) with respect to real property only, zoning restrictions, building codes and other land use Laws regulating the use or occupancy of property which are not material in amount or do not, individually or in the aggregate, materially detract from the value of or materially impair the existing use of the property affected by such Law (to the extent there are no violations of the same).

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, any other business entity and any Governmental Entity.

“Personal Property Lease” means any Contract for Tangible Personal Property leased, subleased, licensed or otherwise conveyed to or by Seller.

“Personally Identifiable Information” means any specific and unique information relating to an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number).

“Proceeding” means any action, charge, claim, complaint, demand, grievance, arbitration, audit, assessment, hearing, investigation, inquiry, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Public Official” means: (a) any director, officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (b) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled company or organization; (c) any officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.

“Registered Intellectual Property” means all Intellectual Property that is registered, filed or issued under the authority of, with or by any Governmental Entity or Domain Name Registrar.

“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, potential financing sources, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Board” means the board of directors of Seller.

“Seller IT Systems” means all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by Seller in the operation of the Business and/or the Transferred Assets.

“Seller Software” means all software and programs used or held for use in connection with any of the Business and/or the Transferred Assets, including all computer software, electronic delivery platforms and databases operated by Seller on or for its websites or used by Seller in connection with processing customer orders, storing customer information or storing or archiving data.

“Seller Source Code” means any source code that is Owned Intellectual Property and any source code for any Seller Software.

“Specified Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3 (Consents and Approvals; No Violations), Section 3.4 (Financial Information), Section 3.6 (Assets; Employees), Section 3.12 (Taxes), Section 3.14 (Brokers), Section 3.27 (Capitalization; Ownership of Shares), Section 3.28 (Stockholder Authority) and Section 3.29 (Stockholder Consents and Approvals; No Violations) of this Agreement.

“Tangible Personal Property” means all machinery, fixtures, equipment, tools, spare parts, furniture, office equipment, hardware, supplies, materials, vehicles and other items of tangible personal property of any kind (other than Inventory) owned, leased, used or held for use by Seller in connection with any of the Business and/or the Transferred Assets.

“Taxes” means: (a) any and all taxes, charges, fees, assessments, levies, unclaimed property and escheat obligations or other assessments, including all net income, gross income, gross receipts, premium, sales, use, ad valorem, goods and services, net receipts, harmonized sales, value added, transfer, documentary, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis, or in any other manner; (b) any interest, fine, assessment, penalty (including penalties for failure to file in accordance with applicable information reporting requirements), or addition to the amounts set forth in clause (a) assessed or levied by any authority, whether federal, state, local, domestic or foreign (whether disputed or not); and (c) any liability in respect of any of the items described in clauses (a) and (b) payable under a tax sharing, allocation, indemnity or similar agreement or by reason of successor, transferee, or other liability, by contract, operation of law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereto or any analogous or similar provision of state, local or foreign Law).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means any report, return, information return, form, declaration or other document or information filed or required to be supplied to any authority in connection with Taxes (including any attachment thereto or amendment thereof).

“Territory” means worldwide.

“Transaction Expenses” means all fees, costs, expenses and other similar obligations of, or amounts incurred or payable by or on behalf of Seller that have not been paid in full prior to the Closing, in each case in connection with the preparation, negotiation, execution or performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including the following: (a) the fees and disbursements of, or other similar amounts charged by, counsel retained by Seller; (b) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts retained by Seller; (c) any investment banking, brokerage or finder’s fees and related expenses; and the other out-of-pocket expenses, if any, of Seller.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff Law.

Section 1.2. Certain Other Definitions. The following terms are defined in the respective Sections of this Agreement indicated:

Accounts Receivable	Section 2.1(b)
Affiliate Agreements	Section 3.21(a)
Agreed Amount	Section 6.6(b)
Agreement	Preamble
Assignment and Assumption Agreement	Section 2.7(a)(ii)
Assumed Contracts	Section 2.1(a)
Assumed Liabilities	Section 2.3
Basket Amount	Section 6.3(a)(i)
Bill of Sale	Section 2.7(a)(i)
Business	Recitals
Business Confidential Information	Section 5.7(a)
Buyer	Preamble
Buyer Material Adverse Effect	Section 4.1
Claimed Amount	Section 6.6(a)
Closing	Section 2.6
Closing Date	Section 2.6
Contested Amount	Section 6.6(b)
Disclosure Schedule	Article 3
Dispute Period	Section 6.6(b)
Employment Offer Letters	Section 2.7(a)(vii)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
Financial Statements	Section 3.4(a)
General Survival Date	Section 6.1(a)
Inbound IP Contract	Section 3.13(b)
Insurance Policies	Section 3.22(a)
Interim Balance Sheet	Section 3.4(a)
Inventory	Section 2.1(c)
IP Assignment Agreement	Section 2.7(a)(iii)
Leased Real Property	Section 3.16(b)
Majority Stockholders	Section 8.1
Material Contract	Section 3.15(a)
Material Customers	Section 3.23(a)

Material Suppliers	Section 3.23(b)
Notice of Claim	Section 6.6(a)
Outbound IP Contract	Section 3.13(c)
Parent	Preamble
Parent Proxy Token Award Agreement	Section 2.7(a)(xii)
Payoff Letters	Section 2.7(a)(v)
Pending Claim Amount	Section 6.9(b)
Price Allocation	Section 2.10(a)
Purchase Price	Section 2.8(a)
Real Property Lease	Section 3.16(b)
Released Claims	Section 5.3(a)
Released Parties	Section 5.3(a)
Releasing Parties	Section 5.3(a)
Releasing Party	Section 5.3(a)
Required Consents	Section 3.3(a)
Response Notice	Section 6.6(b)
Restricted Period	Section 5.6(a)
Seller	Preamble
Section 1542	Section 5.3(b)
Stockholder Representative	Section 8.1
Stockholders	Preamble Standard
Form IP Agreement	Section 3.13(e)
Stipulated Amount	Section 6.6(e)
Third Party Claim	Section 6.5(a)
Transfer Taxes	Section 7.1
Transferred Assets	Section 2.1

ARTICLE 2

TRANSFER OF ASSETS

Section 2.1. Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, all of Seller’s right, title and interest in, to and under all of the properties, rights and assets of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located, whether now owned, leased, used or held for use or hereafter owned, leased, used or held for use (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Transferred Assets”), including the following:

(a) except for the Contracts listed on Section 2.1(a) of the Disclosure Schedule, all Contracts to which Seller is a party on the Closing Date (other than this Agreement and the Ancillary Agreements) related to the Business or the Transferred Assets (collectively, the “Assumed Contracts”);

(b) all accounts receivable, notes receivable and other receivables of Seller and all other rights to payment of Seller, in each case related to the Business or the Transferred Assets (the “Accounts Receivable”), whether arising or accruing prior to, on or after the Closing Date, and any security, claim, remedy or other right related to any such Accounts Receivable;

(c) all inventory of the Business, including all finished goods, work in process, raw materials, packaging, spare parts and all other materials and supplies to be used or consumed by the Business in the production of finished goods (collectively, “Inventory”);

(d) all Tangible Personal Property, excluding each of the Stockholders’ personal computers, phones, desks, electronic peripherals and printers;

(e) all Leased Real Property;

(f) originals, or where originals are not available copies, of all Books and Records related to the Business or the Transferred Assets, including any such Books and Records in the possession of any Affiliate of Seller;

(g) all claims, causes of action, rights of recovery, rights of recoupment and rights of set-off of any kind (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) of Seller related to the Business and/or the Transferred Assets, including those listed on Section 2.1(g) of the Disclosure Schedule, but excluding any claims, causes of action, rights of recovery, rights of recoupment and rights of set-off related solely to any one or more (i) Excluded Assets or (ii) Excluded Liabilities;

(h) all rights to any Proceedings of any nature available to or being pursued by Seller to the extent related to the Business, the Transferred Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, excluding any Proceedings related solely to any one or more (i) Excluded Assets or (ii) Excluded Liabilities;

(i) all of the intangible rights and property of Seller related to the Business and/or the Transferred Assets, including: (i) all Owned Intellectual Property and (ii) all goodwill of or pertaining to the Business and/or the Transferred Assets

(j) all Seller Software and Seller IT Systems;

(k) all telephone numbers, websites, URLs and e-mail addresses owned, licensed or otherwise used by Seller in connection with, or otherwise relating to, any of the Business and/or the Transferred Assets;

(l) all claims under insurance policies related to the Business or the Transferred Assets and all proceeds from claims under such insurance policies;

(m) all deposits, prepaid expenses, advance payments and charges paid by Seller or its Affiliates prior to the Closing Date in respect of the Business or the Transferred Assets, including those listed on Section 2.1(m) of the Disclosure Schedule;

(n) all currently effective warranties, guaranties, indemnities and similar rights against third parties, if any, relating to the Business or the Transferred Assets;

(o) all life insurance policies covering any Business Employee and any other insurance policies relating to the operation of the Business (including the Insurance Policies), but excluding the insurance policies listed on Section 2.1(o) of the Disclosure Schedule; and

(p) all Permits, including Environmental Permits, required for the lawful conduct of the Business as currently conducted or for the ownership and use of the Transferred Assets, and all pending applications therefor or renewals thereof.

Section 2.2. Excluded Assets. Notwithstanding anything herein to the contrary, Seller will retain and will not transfer, convey, assign or deliver to Buyer, and Buyer will not acquire any right, title or interest in or to any one or more of the following (collectively, the “Excluded Assets”):

(a) all Contracts that are not Assumed Contracts;

(b) Seller’s organizational and governing documents, minute books, transfer books, and other documents relating solely to the organization, maintenance and existence of Seller as a corporation;

(c) Seller’s Tax identification numbers and Tax Returns;

(d) any rights (including indemnification) and claims and recoveries under any Proceeding of Seller against third parties, solely to the extent relating to any one or more (i) Excluded Assets or (ii) Excluded Liabilities;

(e) copies of any personnel records and other business records with respect to the Business that Seller is required by Law to retain in its possession (with copies of any such records being provided to Buyer at Closing);

(f) the consideration to be received by Seller, and Seller’s other rights, under this Agreement and the Ancillary Agreements;

(g) all Employee Plans and assets attributable thereto; and

(h) those assets listed on Section 2.2(h) of the Disclosure Schedule.

Section 2.3. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to assume as of the Closing, and to thereafter perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”): all Liabilities arising after the Closing under the Assumed Contracts; provided, however, that Assumed Liabilities shall not include any Liabilities arising out of any breach, default, misconduct, negligence, failure to comply with any applicable Law, or other form of non-compliance by Seller thereunder at or prior to the Closing.

Section 2.4. Excluded Liabilities. Notwithstanding the provisions of Section 2.3, Buyer does not agree to assume, perform or discharge, indemnify Seller against, or otherwise have any responsibility for, any Liabilities of Seller other than the Assumed Liabilities, whether arising prior to, on or after the Closing (which such Liabilities shall be collectively referred to herein as the “Excluded Liabilities”). Without limiting the generality of the foregoing, Excluded Liabilities shall include:

(a) except for the Assumed Liabilities, any Liabilities relating to the Business or the Transferred Assets incurred or occurring at or prior to the Closing, whether currently in existence or arising hereafter;

(b) except for the Assumed Liabilities relating to the Business or the Transferred Assets, any Liabilities of Seller or any businesses or assets of any Affiliate of Seller;

(c) any Liability relating to or arising out of any Excluded Asset;

(d) other than Liabilities under any Assumed Contracts expressly assumed pursuant to Section 2.3, any Liabilities related to, based upon, or in connection with any current or former officers, directors, employees, consultants or independent contractors of Seller or any Affiliate of Seller, including: (i) Liabilities with respect to any such Person’s unpaid wages, cash or equity incentive compensation, paid time off, payroll, unpaid commissions, bonuses, sick leave or vacation, bereavement time, floating holidays or other similar paid time off, severance, retention, expense reimbursements, unemployment insurance benefits and related penalties, premiums, and interest arising from any actual or alleged labor and employment claims or wage and hour violations (such as the nonpayment or untimely payment of any accrued wages or compensation) and Taxes; (ii) Hired Employee Obligations; (iii) Change of Control Payments; and (iv) Liabilities arising under the WARN Act, ERISA, Employee Plans or applicable Law;

(e) any Liability relating to, based upon or arising under or in connection with any Employee Plan;

(f) any Environmental Liabilities;

(g) any Liabilities in respect of any pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Transferred Assets to the extent such Proceeding relates to such operation at or prior to the Closing;

(h) any Liabilities arising out of, in connection with or relating to any violations by Seller or any of its Affiliates of, or the failure by Seller or any of its Affiliates to comply with, any Law;

(i) any Indebtedness of Seller and/or the Business;

(j) except to the extent arising under a Real Property Lease after the Closing, any Liability with respect to real property, whether owned, leased or otherwise;

(k) any Liability for: (i) Taxes of Seller or any Affiliate of Seller; (ii) Taxes with respect to the Business or the Transferred Assets attributable to the period prior to Closing; or (iii) Transfer Taxes;

(l) except to the extent arising under an Assumed Contract after the Closing, any Liability, whether currently in existence or arising hereafter, owed by Seller to any of its Affiliates;

(m) the obligation to pay additional premiums as a result of underpayment of premiums for insurance policies included in the Transferred Assets, to the extent attributable to any time period ending on or prior to the Closing Date;

(n) any Transaction Expenses;

(o) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations); and

(p) any Liability in respect of any matter set forth on Section 2.4(p) of the Disclosure Schedule.

Section 2.5. Assignment of Contracts and Rights.

(a) Nothing in this Agreement shall be construed as an attempt to assign, and Buyer shall not assume any Liabilities with respect to any Contract or Permit constituting a Transferred Asset, or any other Transferred Asset, that by Law is nonassignable, or that by its terms is nonassignable without the Consent of the other party or parties thereto to the extent such party or parties assert in writing that such assignment is a breach of such Contract or Permit, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. With respect to any Contract, Permit or other Transferred Asset of the type described in the preceding sentence, and any claim, right or benefit arising thereunder or resulting therefrom, promptly after the date hereof, to the extent required by the terms of the Contract, Permit or other Transferred Asset, Seller shall, at its sole cost and expense, obtain the written Consent of the other parties to any such Contract, Permit or other Transferred Asset for the assignment thereof to Buyer in form and substance satisfactory to Buyer.

(b) If such Consent is not obtained with respect to any such Contract, Permit or other Transferred Asset, in addition to any other remedy available to Buyer at law or in equity, at Seller’s expense, Seller shall take all actions and do or cause to be done all such things as shall in the judgment of Buyer or its counsel be necessary or proper: (i) to ensure that the claims, rights and benefits with respect to such Contract, Permit or other Transferred Asset are preserved for Buyer or for the benefit of Buyer (including by entering into a subcontracting or subleasing arrangement with Buyer, if permitted); and (ii) to facilitate receipt of, and promptly pay to, Buyer all monies received by Seller under any such Contract, Permit or other Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.5.

Section 2.6. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth, P.C., 4365 Executive Drive, Suite 1500, San Diego, CA 92121, at 10:00 a.m., Pacific Time, on the date hereof, or on such other date or at such other time and place as Seller and Buyer may mutually agree in writing. The date on which the Closing actually occurs is referenced herein as the “Closing Date”. At the Closing, documents and signature pages may be exchanged remotely via facsimile or other electronic exchange (with originals to be delivered to the other party as soon as reasonably practicable after the Closing and requested by such other party).

Section 2.7. Closing Deliveries. At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer), the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:

(i) Bill of Sale. A bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(ii) Assignment and Assumption Agreement. An assignment and assumption agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii) IP Assignment Agreement. An intellectual property assignment agreement in the form attached hereto as Exhibit C (the “IP Assignment Agreement”), duly executed by Seller;

(iv) Officer’s Certificate. A certificate signed by an officer of Seller, dated the Closing Date, certifying: (x) Seller’s organizational and governing documents; (y) resolutions of the Seller Board approving this Agreement, the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby; and (z) resolutions of the equity holders of Seller approving this Agreement and the transactions contemplated hereby;

(v) Payoff Letters. Payoff letters, in form and substance satisfactory to Buyer, evidencing the discharge or payment in full of the Indebtedness of the Business identified in Section 2.7(a)(v) of the Disclosure Schedule (the “Payoff Letters”), in each case duly executed by each holder of such Indebtedness, with an agreement to provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Liens relating to such Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;

(vi) Good Standing Certificate. A good standing certificate with respect to Seller issued by the Secretary of each of the State of the State of Delaware and the State of California, dated as of a date no more than three (3) Business Days prior to the Closing Date;

(vii) Employment Offer Letters. Employment offer letters with each of the individuals listed on Section 2.7(a)(vii) of the Disclosure Schedule, in the form provided by Buyer, duly executed by the applicable individual party thereto (the “Employment Offer Letters”);

(viii) Required Consents. The Required Consents, duly executed and in full force and effect;

(ix) FIRPTA Certificate. An affidavit prepared in accordance with Treasury Regulations Sections 1.1445-2 and dated as of the Closing Date that Seller is not a foreign person, provided, however, that that if Buyer does not receive a properly executed affidavit, as described above, from Seller then Buyer shall be permitted to withhold from any payments to be made pursuant to this Agreement to Seller any required withholding tax under Section 1445 of the Code as determined by Buyer, and any such amounts withheld shall be treated for all purposes of this Agreement as having been paid to Seller;

(x) Affiliate Agreements. Evidence, in form and substance satisfactory to Buyer, of the termination of each Affiliate Agreement, except for those Affiliate Agreements set forth on Section 3.21(b) of the Disclosure Schedule, without Liability of Buyer and its Affiliates thereunder from and after the Closing;

(xi) Employment Agreements. The Employment Agreement, duly executed by each Stockholder, Rasheed Bustamam and CJ McGregor;

(xii) [RESERVED];

(xiii) XY Proxy Token Award Agreements. The Parent 2018 Proxy Token Plan Award Agreement in the form attached hereto as Exhibit F (the “Parent Proxy Token Award Agreement”), duly executed by each Stockholder; and

(xiv) Other Documents. All other instruments, agreements, certificates and documents required to be delivered by Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Buyer may have reasonably requested in order to give effect to the transactions contemplated by this Agreement.

(b) Buyer shall issue, or cause to be issued, the Parent Shares and the Ethereum as provided in Section 2.8 and shall deliver, or cause to be delivered, to Seller or any other Person designated by Seller (unless the delivery is waived in writing by Seller), the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:

(i) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Buyer;

(ii) IP Assignment Agreement. The IP Assignment Agreement, duly executed by Buyer;

(iii) Good Standing Certificate. A good standing certificate with respect to Buyer issued by the Secretary of State of the State of Delaware, dated as of a date no more than three (3) Business Days prior to the Closing Date;

(iv) Employment Agreements. The Employment Agreements, duly executed by Buyer;

(v) [RESERVED];

(vi) XY Proxy Token Award Agreements. The Parent 2018 Proxy Token Plan Award Agreements, duly executed by Parent; and

(vii) Other Documents. All other instruments, agreements, certificates and documents required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Seller may have reasonably requested in order to give effect to the transactions contemplated by this Agreement.

Section 2.8. Purchase Price. The aggregate consideration for the Transferred Assets and the non-competition obligations set forth in Section 5.6 shall consist of: (i) the Parent Shares; (ii) the Ethereum; and (iii) the assumption from Seller of the Assumed Liabilities (collectively, the “Purchase Price”).

(a) At the Closing:

(i) Parent shall issue, or cause to be issued, the Parent Shares, to Seller; such issuance will be made by Parent causing its transfer agent to open a book-entry position evidencing the Parent Shares in the name of Seller;

(ii) Buyer shall issue, or cause to be issued, the Ethereum, to Seller; and

(iii) Buyer shall assume the Assumed Liabilities.

(b) Buyer shall be permitted to deduct and withhold or cause to be deducted and withheld from any amounts payable pursuant to this Agreement all amounts required to be deducted and withheld under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as paid to Seller. The value of the Parent Shares for this purpose shall be consistent with Section 6.3(e).

(c) In the event either Stockholder’s relationship with Buyer (or a parent or subsidiary of Buyer, including Parent) terminates for any reason (including death or disability), or for no reason, with or without cause, on or before the date 1 year after the Closing, such that after such termination such Stockholder is no longer an employee of, or consultant to, Buyer (or a parent or subsidiary of Buyer, including Parent), then 187,500 of the Parent Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof) shall automatically be transferred back from the Seller and the Stockholders (and their successors and assigns), on a pro rata basis (based on the number of Parent Shares then held), to Parent. Such transfer will be made by Parent causing its transfer agent to open a book-entry position evidencing such transfer.

(d) If, from time to time, there is any change affecting the Parent Shares as a class that is effected without the receipt of consideration by Parent (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by Parent), then any and all new, substituted or additional securities or other property shall be immediately subject to the rights of Parent and Buyer hereunder and be included in the word “Parent Shares” for all purposes of this Agreement with the same force and effect as the Parent Shares presently subject to this Agreement.

Section 2.9. Purchase Price Allocation.

(a) The parties hereto shall allocate the Parent Shares and the Ethereum (plus the portion of the Assumed Liabilities and other relevant items which are treated as purchase price for federal income tax purposes) among the assets transferred by Seller pursuant to this Agreement in accordance with the applicable provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder as determined by Buyer in a statement to Seller within ninety (90) days of the Closing (the “Price Allocation”). For all purposes of this Agreement, including Article VI (Survival and Indemnification), each Parent Share will be deemed to have a value of $8 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date hereof).

(b) [RESERVED].

Section 2.10. Seller Liquidation. Seller shall liquidate following the Closing within the time period permitted under applicable IRS guidance and the Parent Shares and the Ethereum shall be distributed to the Seller Stockholders pursuant to the corporate liquidation and distribution requirements in Section 368(a)(2)(G) of the Code. Seller and the Stockholders acknowledge and agree that Buyer does not represent, warrant or guarantee that the transactions contemplated by this Agreement will qualify for tax free treatment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

Except as set forth in the disclosure schedule delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), Seller and each of the Stockholders, jointly and severally, represents and warrants to Parent and Buyer as follows in Sections 3.1 through and including Section 3.26 and, further, each Stockholder hereby represents and warrants, severally but not jointly, to Parent and Buyer as follows in Sections 3.27 through and including Section 3.29:

Section 3.1. Organization and Qualification. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on the Business as it is now being conducted and as currently proposed to be conducted. Seller is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the Business or the character or location of the Transferred Assets makes such licensing or qualification necessary. Section 3.1 of the Disclosure Schedule accurately sets forth each jurisdiction where Seller is qualified, licensed or admitted to do business.

Section 3.2. Authority.

(a) Seller has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other or further action or proceeding on the part of Seller (or its equity holders) is necessary to authorize the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery of this Agreement and such Ancillary Agreements by each other party thereto, constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity.

(b) At a meeting duly called and held, the Seller Board has, by the unanimous vote of the Seller Board, adopted resolutions approving this Agreement, the Ancillary Agreements to which Seller is a party and all of the transactions contemplated hereby and thereby, which resolutions are in full force and effect as of the date of this Agreement and have not been subsequently amended, altered, rescinded, revoked or modified in any respect.

Section 3.3. Consents and Approvals; No Violations.

(a) Except for the Consents, filings, declarations, registrations and notices set forth in Section 3.3(a) of the Disclosure Schedule (the “Required Consents”), no Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby. Each Required Consent has been obtained and is in full force and effect.

(b) The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Seller’s organizational or governing documents; (ii) conflict with or result in a violation or breach of any Law applicable to Seller, the Business or any of the Transferred Assets; (iii) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Contract or Permit to which Seller is a party, by which Seller or the Business is bound, or to which any of the Transferred Assets is subject; or (iv) result in the creation of any Lien upon any of the Transferred Assets.

Section 3.4. Financial Information.

(a) Delivery of Financial Statements. Seller has delivered to Buyer true, correct and complete copies of the following financial statements, including any related notes and schedules thereto (collectively, the “Financial Statements”): unaudited balance sheet of Seller (the “Interim Balance Sheet”) as of a recent date (the “Financial Statements Date”), and the related unaudited statements of operations and cash flows, in each case, for the six months ended as of the Financial Statements Date.

(b) Fair Presentation. The Financial Statements have been based upon the information contained in Seller’s Books and Records, and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. Each of the balance sheets included in the Financial Statements is true, correct and complete and fairly presents the financial position of Seller as of the respective dates thereof, and each of the statements of operations and cash flows or equivalent statements contained in the Financial Statements (including any related notes and schedules thereto) is true, correct and complete and fairly presents the results of operations of Seller for the periods specified in such statement, in each case in accordance with GAAP. Seller maintains a standard system of accounting established and administered in accordance with GAAP.

(c) Financial Statement Preparation. Seller possesses, and will have access, following the Closing, to the information necessary to prepare balance sheets and statements of operations and cash flows (including footnotes and other disclosures related thereto) for the Business that conform to the requirements of GAAP.

(d) Indebtedness. Section 3.4(d) of the Disclosure Schedule sets forth a complete and correct list of all Indebtedness of Seller as of immediately prior to the Closing, identifying the creditor (including name and address), the type of instrument under which such Indebtedness is owed and the amount of such Indebtedness as of immediately prior to the Closing. No Indebtedness of Seller contains any restriction upon the prepayment of any such Indebtedness. With respect to each item of Indebtedness of Seller, Seller is not in default and no payments are past due. Seller has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness of Seller that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness of Seller.

Section 3.5. Absence of Undisclosed Liabilities. Seller does not have any Liabilities except for: (a) Liabilities adequately reflected or reserved against in the Interim Balance Sheet; (b) Current Liabilities that have been incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet; (c) Liabilities under this Agreement and the Ancillary Agreements; (d) contingent Liabilities that are not required by GAAP to be reflected on the face of, or described in notes to, a balance sheet of Seller; and (e) Excluded Liabilities.

Section 3.6. Assets; Employees.

(a) Disregarding the effect of Section 2.5 of this Agreement, the Transferred Assets: (i) constitute all of the rights, properties and assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business as currently conducted and planned to be conducted and as the Business has been conducted since the Seller’s formation; and (ii) include all of the operating assets of the Business and of Seller with respect to the Business.

(b) Seller has good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens (other than Permitted Liens).

(c) All of the Transferred Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the Ordinary Course of Business and conform to applicable Laws and all Permits issued to Seller by any Governmental Entity relating to their construction, use and operation. No Person other than Seller owns any equipment or other tangible or intangible assets or properties situated on the premises of the Business or necessary to operate the Business in a manner, and at levels of activity and productivity, consistent with the manner and levels at which such the Business has been conducted since the Seller’s formation, except for items leased pursuant to Material Contracts.

(d) Section 3.6(d) of the Disclosure Schedule sets forth a list of all Business Employees and Business Consultants as of the date hereof and, with respect to each, sets forth the following information: (i) name; (ii) title or position; (iii) the entity or entities by which such individual is employed; (iv) hire date; (v) current annual or hourly base compensation rate; (vi) commission, bonus, incentive compensation, or other similar compensation paid for calendar year 2017; (vii) all accruals or commitments (whether oral or written) to pay commissions, bonuses, incentive compensation, or other similar compensation for the current year; (viii) accrued but unused vacation or paid time off; (ix) active or inactive status and, if applicable, the reason for inactive status; (x) accrued but unused sick days; (xi) full-time or part-time status; (xii) exempt or non-exempt status; (xiii) employment location; and (xiv) any union affiliation. The Business Employees and Business Consultants comprise all of the personnel that is necessary for the management and operation of the Business as currently conducted and planned to be conducted and as it has been conducted since Seller’s formation.

Section 3.7. Accounts Receivable; Accounts Payable; Inventory.

(a) Section 3.7(a) of the Disclosure Schedule sets forth: (i) an accurate and complete breakdown of all Accounts Receivable outstanding as of the date of this Agreement; and (ii) the agings of such Accounts Receivable from the date of invoice. All Accounts Receivable: (A) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), in each case in the Ordinary Course of Business; (B) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; (C) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Business, are collectible in full within ninety (90) days after billing; (D) do not represent obligations for goods sold on consignment; and (E) are not the subject of any formal Proceeding brought by or on behalf of Seller. Since the date of the Interim Balance Sheet, Seller has collected all Accounts Receivable in the Ordinary Course of Business and has not accelerated any such collections.

(b) All accounts payable of Seller with respect to the Business arose in the Ordinary Course of Business consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment. Since the date of the Interim Balance Sheet, Seller has paid its accounts payable with respect to the Business in the Ordinary Course of Business, except for those accounts payable Seller is contesting in good faith, and has not delayed any such payments.

(c) Except as otherwise reserved for on the Financial Statements, all Inventory consists of a quality usable and saleable in the Ordinary Course of Business.

Section 3.8. Absence of Certain Changes or Events. Since Seller’s formation: (a) Seller has conducted the Business in the Ordinary Course of Business (including the collection of receivables, the payment of payables and the making of capital expenditures); and (b) there have not occurred any events, series of events, occurrences or conditions, and there has not been any lack of occurrences, facts, conditions, changes, developments or effects, in each case that, individually or in the aggregate, have had or could reasonably be expected to have or result in a Material Adverse Effect.

Section 3.9. Litigation.

(a) There is no Proceeding pending or, to the Knowledge of Seller, threatened against or by Seller: (i) relating to or affecting the Business, the Transferred Assets or the Assumed Liabilities; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstance exists that is reasonably likely to result in the commencement of any such Proceeding.

(b) There is: (i) no outstanding Order of, or settlement agreement with or subject to, any Governmental Entity; and (ii) no unsatisfied judgment, penalty or award, in each case against, relating to or affecting the Business.

Section 3.10. Compliance with Laws. Seller is in compliance with all Laws applicable to the Business or the Transferred Assets, and no Proceeding has been filed or commenced and is continuing against Seller, and Seller has not received any notice or other communication (in writing or otherwise), alleging that Seller is not in compliance with any such Law. No event has occurred since Seller’s formation, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by Seller of, or a material failure on the part of Seller to comply with, any Law applicable to the Business or the Transferred Assets.

Section 3.11. Compliance with Permits. (a) Seller holds all Permits required for the lawful conduct of the Business as currently conducted or for the ownership or use of the Transferred Assets; (b) such Permits are valid, unimpaired and in full force and effect; (c) Seller is not in default under or in material violation of any such Permit; and (d) no Proceeding that seeks the revocation, cancellation, suspension, limitation, termination or nonrenewal of any such Permit is pending before any Governmental Entity or, to the Knowledge of Seller, threatened. Seller has timely applied for any renewals of such Permits required by applicable Law or otherwise necessary for the continued use of the Transferred Assets or the operation of the Business.

Section 3.12. Taxes.

(a) All Tax Returns required to be filed by Seller in respect of the Business or the Transferred Assets have been duly filed on a timely basis or within valid and appropriate extensions of time, and all such Tax Returns were when filed, and continue to be, correct and complete in all material respects. All Taxes (whether or not shown on any Tax Return) owed by Seller relating to the Business or the Transferred Assets have been timely paid. There are no Liens with respect to Taxes imposed on the Business or any of the Transferred Assets.

(b) Seller has complied with all Laws applicable to the Business and the Transferred Assets relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all such Laws. Seller has not waived or requested to waive any statute of limitations in respect of Taxes associated with the Business or the Transferred Assets which waiver is currently in effect.

(c) There is no Proceeding pending or threatened against Seller in respect of the Business or the Transferred Assets by any Taxing Authority, including for the assessment or collection of Taxes. No deficiencies for any Taxes have been proposed, asserted, threatened or assessed against Seller in respect of the Business or the Transferred Assets by any Taxing Authority that have not been paid, resolved or settled, and Seller has not agreed to any requests for waivers of the time to assess or collect any such Taxes. No Taxing Authority with which Seller does not file a particular Tax Return or to which Seller does not pay Taxes, in each case in respect of the Business or the Transferred Assets, has claimed that Seller is or may be subject to taxation by that Taxing Authority. No issue has been raised by a Taxing Authority in any prior examination of Seller relating to the Business or the Transferred Assets which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(d) Section 3.12(d) of the Disclosure Schedule lists: (i) all jurisdictions in which Seller pays Taxes and/or has a duty to file Tax Returns, in each case in respect of the Business or the Transferred Assets; and (ii) all types of Tax Returns filed by or on behalf of Seller that relate in whole or in part to the Business or the Transferred Assets.

(e) Seller has collected all sales, use, value-added, and similar Taxes in respect of the Business or the Transferred Assets required to be collected, and has remitted, or will remit, on a timely basis such amounts to the appropriate Taxing Authority. Seller has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes in respect of the Business or the Transferred Assets on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold such Taxes.

(f) No property owned by Seller with respect to the Business or the Transferred Assets is or has been an interest (other than indebtedness within the meaning of Section 163 of the Code and the direct and indirect interests of Seller’s Affiliates in Seller) in an entity treated for U.S. federal income tax purposes as a corporation, partnership, trust, REMIC or a disregarded entity.

(g) None of the Transferred Assets or Assumed Liabilities is a debt obligation that: (i) was issued with “original issue discount” as that term is defined in Section 1273(a) of the Code in excess of $10,000; (ii) is a “registration-required obligation” as defined in Section 163(f)(2) of the Code; (iii) is an “applicable high yield discount obligation” as defined in Section 163(i)(1) of the Code; or (iv) is a “disqualified debt instrument” as defined in Section 163(1)(2) of the Code.

Section 3.13. Intellectual Property.

(a) Registered Intellectual Property. Section 3.13(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered Intellectual Property which is also Owned Intellectual Property; (ii) the jurisdiction in which each such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (iii) for each such item of Registered Intellectual Property that is a domain name, information about the Domain Name Registrar with which such domain name has been registered or filed; (iv) each action, filing, and payment that must be taken or made on or before the date that is one hundred twenty (120) days after the date of this Agreement in order to maintain each such item of Registered Intellectual Property in full force and effect; and (v) any other Person that has an ownership interest in any such item of Registered Intellectual Property and the nature of such ownership interest. Seller has delivered to Buyer complete and accurate copies of all applications, correspondence with any Governmental Entity and other material documents related to each such item of Registered Intellectual Property.

(b) Inbound Licenses. Other than non-exclusive licenses to readily commercially available third party software that (A) is licensed under a shrink-wrap, click-wrap or similar license agreement, (B) is not included within or used to operate any Seller Software and (C) is not necessary to be used in the conduct of the Business as currently conducted, Section 3.13(b) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property is or has been licensed to Seller in connection with the Business (each, an “Inbound IP Contract”); and

(ii) whether the licenses granted to Seller pursuant to such Inbound IP Contracts are exclusive or non-exclusive.

(c) Outbound Licenses. Section 3.13(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Owned Intellectual Property (each, an “Outbound IP Contract”). Seller has delivered to Buyer a complete and accurate copy of each standard form of Outbound IP Contract, and Seller has not entered into any Outbound IP Contract that materially differs from such form. Seller has never been bound by or subject to any Contract containing any obligation on the part of Seller to deposit with any Person any copies of any source code that are part of Owned Intellectual Property or owned by Seller. Seller is not bound by or subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert or enforce any Owned Intellectual Property anywhere in the world.

(d) Royalty Obligations. Section 3.13(d) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by Seller to any other Person (other than sales commissions paid to Seller’s employees according to Seller’s standard commissions plan) upon or for the use of any Owned Intellectual Property.

(e) Standard Form IP Agreements. Seller has delivered to Buyer a complete and accurate copy of each standard form of: (i) agreement with any Business Employee containing any assignment or license of Owned Intellectual Property or any confidentiality provision; (ii) agreement with any Business Consultant containing any assignment or license of Owned Intellectual Property or any confidentiality provision related to Owned Intellectual Property; and (iii) confidentiality or nondisclosure agreement intended to protect the Owned Intellectual Property (each such form, a “Standard Form IP Agreement”). Section 3.13(e) of the Disclosure Schedule accurately identifies (x) each Contract that is based upon or a variation of a Standard Form IP Agreement if such Contract deviates in any material respect from the corresponding Standard Form IP Agreement and (y) each Contract between Seller, on the one hand, and any Business Employee or Business Consultant, on the other hand, in which any such Business Employee or Business Consultant expressly reserved or retained any rights in any Intellectual Property related to the Business.

(f) Ownership and Maintenance or Establishment of Ownership. Seller exclusively owns all right, title and interest to and in the Owned Intellectual Property and such ownership is free and clear of any Liens. All documents and instruments necessary to establish, perfect and maintain the rights of Seller in the Owned Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity. Each Business Employee and each current or former employee of Seller or any Affiliate of Seller who is or was involved in the creation or development of any Owned Intellectual Property has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property pertaining to such Owned Intellectual Property to Seller and confidentiality provisions protecting the Owned Intellectual Property. Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information and trade secrets that are also Owned Intellectual Property.

(g) Seller Source Code. Seller has never disclosed or distributed any Seller Source Code to anyone other than a Business Employee who had a need to view such Seller Source

Code in order to perform his or her employment duties for Seller and who was bound by obligations to maintain the confidentiality of such Seller Source Code and to treat such Seller Source Code in a manner that would not diminish or harm any of Seller’s rights in Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any Seller Source Code to any Person who is not a Business Employee with a need to view such Seller Source Code in order to perform his or her employment duties for Seller and would be bound by valid and enforceable obligations to keep such Seller Source Code confidential and take all other actions that would prevent the diminishment of any of Seller’s rights in Seller Source Code.

(h) Sufficiency of Intellectual Property. Owned Intellectual Property and Licensed Intellectual Property include all Intellectual Property necessary to operate the Business as currently conducted and planned to be conducted and as the Business has been conducted since Seller’s formation.

(i) Validity and Enforceability. All Owned Intellectual Property is valid, subsisting and enforceable to the best of the Seller’s knowledge. No trademark or trade name owned, used or applied for by Seller that is also Owned Intellectual Property conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. For all trademarks that are also Owned Intellectual Property, Seller has taken reasonable steps to police the use of such trademarks necessary to maintain the validity and enforceability of such trademarks. No interference, opposition, reissue, reexamination or other Proceeding is or has been pending or, to Seller’s Knowledge, threatened, in which the ownership, scope, validity or enforceability of any Owned Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged.

(j) Effects of Transaction. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Owned Intellectual Property; (ii) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

(k) No Third Party Infringement of Owned Intellectual Property. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property. Section 3.13(k) of the Disclosure Schedule accurately identifies (and Seller has delivered to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to Seller or any Representative of Seller regarding any actual, alleged or suspected infringement or misappropriation of any Owned Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(l) No Infringement of Third Party IP Rights. The operation of the Business has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property of any Person. The operation of the Business as currently conducted and planned to be conducted and the use of Owned Intellectual Property and Licensed Intellectual Property in connection therewith do not conflict with, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person. No infringement, misappropriation or similar claim or Proceeding is pending or, to Seller’s Knowledge, threatened against Seller in connection with the past or current conduct of the Business or the past or current ownership or use of the Transferred Assets or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by Seller with respect to such claim or Proceeding. Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by Seller or any current or former employee or agent of Seller, in each case in connection with the past or current conduct of the Business or the past or current ownership or use of the Transferred Assets, of any Intellectual Property of any Person, including any letter or other communication suggesting or offering that Seller obtain a license to any Intellectual Property of any Person. To Seller’s Knowledge, Seller’s exercise of rights or performance of obligations in any Inbound IP Contracts does not infringe or cause a third party to infringe the Intellectual Property of any Person. Seller is not bound by and has not been threatened or alleged to be bound by any Contract in connection with the past or current conduct of the Business or the past or current ownership or use of the Transferred Assets to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim.

(m) Seller Software. To Seller’s Knowledge, the Seller Software is free of all viruses, worms and other material known contaminants and does not contain any bugs, errors or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. None of the Seller Software is licensed pursuant to an Open Source License or incorporates or is based on any computer software that is licensed pursuant to an Open Source License.

(n) Seller IT Systems. Seller owns or has a valid right to access and use all Seller IT Systems. The consummation of the transactions contemplated by this Agreement will not impair or interrupt in any material respect: (i) Buyer’s access to and use of, or its right to access and use, the Seller IT Systems or any third party databases or third party data used in connection with the Business as currently conducted; and (ii) to the extent applicable, access to and use of the Seller IT Systems by customers of the Business. Seller has taken all steps in accordance with industry standards to secure the Seller IT Systems from unauthorized access or use by any Person and to ensure the continued, uninterrupted and error-free operation of the Seller IT Systems. There (x) have been no unauthorized intrusions or breaches of security with respect to any Seller IT System; (y) has not been any material malfunction of any Seller IT System that has not been remedied or replaced in all respects; and (z) has been no material unplanned downtime or service interruption with respect to any Seller IT System.

(o) Data Privacy. The operation of the Business as currently conducted and the use or handling of Business Data in connection therewith does not violate any applicable Laws. Seller has not received any notice or other communication (in writing or otherwise) that the operation of the Business is or may be in violation of any data privacy or data security related Laws. Seller has not distributed or displayed any Business Data in breach of any Contract. At all times, in connection with the conduct of the Business and the ownership and use of the Transferred Assets: (i) Seller has posted privacy policies governing Seller’s use and collection of personal information in a manner easily viewable by those who either have personal information handled by Seller or use Seller’s services, and (ii) all of Seller’s privacy policies completely and accurately described Seller’s use, collection, display and distribution of any personal information. Copies of all current and past privacy policies posted by Seller in connection with the conduct of the Business or the ownership or use of the Transferred Assets have been provided to Buyer. The operation of the Business is and at all times has been consistent with and compliant with the then current version of Seller’s privacy policy posted by Seller. In connection with the operation of the Business, Seller has not entered into any Contract to provide Personally Identifiable Information to any Person. Seller has taken all steps in accordance with normal industry practices to secure its websites and web-based services used or offered in connection with the conduct of the Business and all Business Data from unauthorized access or use by any Person. A copy of all internally or externally prepared reports or audits that describe or evaluate Seller’s information security procedures taken in connection with the operation of the Business has been provided to Buyer. None of Business Data or Seller’s websites or web-based services used or offered in connection with the conduct of the Business have been the target of any successful or attempted unauthorized access, denial-of-service assault or other attack by hackers. Seller has not provided copies of or access to Business Data to any Person who has not entered into a Contract with Seller to use, receive or view Business Data, copies of all such Contracts have been provided to Buyer, and no party who is a party to any such Contract is in breach of any such Contract.

Section 3.14. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates or any of their respective officers or directors.

Section 3.15. Material Contracts; No Defaults.

(a) Section 3.15(a) To the best of the Seller’s Knowledge, the Disclosure Schedule contains an accurate and complete list of each of the following types of Contracts (x) by which any of the Transferred Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Transferred Assets (each a “Material Contract”):

(i) any Contract (A) pursuant to which Seller received aggregate payments in excess of $10,000 since its formation or (B) that Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments to Seller in excess of $10,000 within the twelve (12) month period from and after the date of this Agreement;

(ii) any Contract (A) pursuant to which Seller made aggregate payments in excess of $10,000 since its formation or (B) that Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by Seller in excess of $10,000 within the twelve (12) month period from and after the date of this Agreement;

(iii) any Contract with any Material Customer or Material Supplier;

(iv) any Contract relating to Indebtedness;

(v) any Contract (A) for the sale of any of the Transferred Assets or (B) granting to any Person an option, right of first refusal, right of first offer or similar preferential right to purchase any of the Transferred Assets;

(vi) any Contract that requires Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contains “take or pay” provisions;

(vii) any Contract limiting, restricting or prohibiting Seller from: (A) conducting any business activities; (B) engaging in any line of business anywhere in the United States or elsewhere in the world; or (C) conducting any business activities with any Person;

(viii) any Contract that provides for “most favored nations” terms or establishes an exclusive or priority sale or purchase obligation with respect to any product, service or geographic location;

(ix) any Contract containing non-solicitation provisions restricting Seller’s ability to hire or retain any employees, customers, vendors, suppliers or other service providers;

(x) any (A) joint venture, strategic alliance, partnership, licensing, franchise, manufacturer, development, distribution, sales agent or supply agreement or (B) other Contract that involves a sharing of revenues, profits, losses, costs or Liabilities by Seller with any other Person;

(xi) any Contract providing for capital expenditures or leasehold improvements in excess of $10,000 individually, or in excess of $25,000 in the aggregate;

(xii) any Contract relating to (A) the acquisition (by merger, consolidation, purchase of stock or assets, or otherwise) by Seller of any Person, a material portion of the assets of any Person, or any business, division or product line or (B) the divestiture or disposition by Seller of a material portion of its properties or assets, or any of its equity interests, in each case of clauses (A) and (B) pursuant to which any of the parties has any remaining obligations or Liabilities;

(xiii) any Contract under which Seller has made, or that obligates Seller to make, a loan or capital contribution to, or investment in, any Person other than advances to employees in the Ordinary Course of Business;

(xiv) any Contract with any Business Employee or Business Consultant;

(xv) any Contract providing for (A) Change of Control Payments or (B) the creation, acceleration or vesting of any right or interest for the benefit of any current or former Business Employee or Business Consultant which becomes payable as a result of or in connection with the consummation of the Transactions;

(xvi) any (A) collective bargaining agreement or (B) Contract with any union, labor organization, works council or other employee representative of a group of employees;

(xvii) any Personal Property Lease;

(xviii) any Real Property Lease;

(xix) any Inbound IP Contract;

(xx) any Outbound IP Contract;

(xxi) any Contract with any Governmental Entity;

(xxii) any power of attorney or similar grant of agency executed by Seller;

(xxiii) any Contract that was otherwise not entered into in the Ordinary Course of Business or that is otherwise material to the Transferred Assets or the operation of the Business; and

(xxiv) any Contract which commits Seller to enter into any of the foregoing.

(b) With respect to each Material Contract: (i) such Material Contract is in full force and effect, constitutes a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, and is enforceable against each of them in accordance with its terms; (ii) neither Seller nor, to the Knowledge of Seller, any other party to such Material Contract is in breach of or default under such Material Contract; (iii) no event has occurred or circumstance exists which (with or without notice or lapse of time or both) would constitute a breach of or default under, would cause or permit the termination or cancellation of, would cause any loss of benefit under, or would give rise to any right to accelerate the maturity or performance of any obligation under, such Material Contract; (iv) Seller has not provided to or received from any counterparty thereto any notice regarding any actual or alleged breach of or default under (or of any condition which with the passage of time or the giving of notice or both would cause a breach of or default under) such Material Contract; and (v) Seller has not provided to or received from any counterparty thereto any notice announcing, contemplating or threatening to, and Seller is not otherwise aware of any intention by any counterparty thereto to: (A) terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew such Material Contract, (B) seek the renegotiation of such Material Contract in any material respect, or (C) substitute performance under such Material Contract in any material respect. Seller has delivered or made available to Buyer true, correct and complete copies of all written Material Contracts (including all amendments thereto), and written descriptions of all material terms of all oral Material Contracts, in each case in effect as of the date of this Agreement.

Section 3.16. Real Property.

(a) Seller does not own and has never owned any interest in any real property in connection with the conduct of the Business, except the Leased Real Property.

(b) Section 3.16(b) To Seller’s Knowledge, the Disclosure Schedule contains a complete and accurate list of: (i) all real property leased, subleased, licensed or otherwise used, operated or occupied by Seller (whether as tenant, subtenant or pursuant to other occupancy arrangements) and used in or necessary for the conduct of the Business (collectively, including the buildings, improvements and fixtures located thereon, the “Leased Real Property”), including the street address of each Leased Real Property; and (ii) each Contract pursuant to which Seller holds any Leased Real Property as landlord, sublandlord, tenant, subtenant, occupant or otherwise (each, a “Real Property Lease”), including all currently effective amendments and modifications thereto.

(c) Seller holds a valid leasehold or subleasehold interest in (or a valid right to use and occupy), and enjoys peaceful and undisturbed possession of, each Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(d) All rent (including base rent and additional rent) payable under each Real Property Lease has been paid to date. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full.

(e) Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Real Property Lease or Leased Real Property or any interest therein.

(f) Each Leased Real Property is adequately served by proper utilities and other building services necessary for its current use, and all of the buildings and structures located at the Leased Real Property are structurally sound with no material defects and are in good operating condition.

(g) No condemnation, eminent domain or taking proceeding is pending or, to the Knowledge of Seller, threatened that affects any Leased Real Property. None of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

Section 3.17. Environmental Matters.

(a) There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, the Business or any of the Transferred Assets under or pursuant to any Environmental Law applicable to the Business or the Transferred Assets.

(b) Seller: (i) has been at all times and is in compliance with all Environmental Laws applicable to the Business or the Transferred Assets; (ii) holds all Environmental Permits as are required for the conduct of the Business as currently conducted; and (iii) is in compliance with such Environmental Permits. Section 3.17(b) of the Disclosure Schedule contains an accurate and complete list of all Environmental Permits held by Seller or to which Seller is a party or by which it is bound, in each case in connection with the Business or the Transferred Assets, or to which any of the Transferred Assets are subject, including in the list (A) the name(s) of the permittee(s); (B) the effective and renewal date(s); (C) the subject matter; (D) the permit number or other identification code; (E) the issuing agency; and (F) any other relevant identifying information.

(c) No event has occurred, and no circumstance exists, at any location or in connection with the Business or the Transferred Assets that (with or without notice or lapse of time) could reasonably be expected to: (i) materially prevent, hinder or limit continued compliance with Environmental Laws; (ii) give rise to any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws; (iii) require a material expenditure to comply with Environmental Laws or meet applicable standards thereunder; (iv) require a material change to the operation of the Business in order to comply with Environmental Laws; or (v) result in the imposition of any material Liability, costs or obligation pursuant to any Environmental Law.

(d) Seller has delivered or made available to Buyer copies of all environmental reports (including any Phase I and Phase II environmental reports, soil and groundwater investigation reports, asbestos reports, and remediation reports), studies, results of tests, sampling data, site assessments, risk assessments (including insurance risk assessments conducted by insurance carriers in connection with the issuance of pollution insurance), inspections, audits and investigations, notices of actual or potential violation or liability, and other similar documents with respect to the Business or the Transferred Assets which are in the possession, custody or control of Seller and related to Environmental Releases or compliance with Environmental Laws.

Section 3.18. Existence of Subsidiaries. Seller does not, directly or indirectly, own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person related to the Business or the Transferred Assets.

Section 3.19. Labor Matters.

(a) Seller is not, and has not been, party to or bound by a collective bargaining agreement or agreement with any labor union or other employee representative of a group of employees relating to the Business, and no Business Employee is or has been represented by any labor organization with respect to their employment by Seller or any Affiliate of Seller. There are no current labor union organizing activities in progress with respect to any Business Employees. There are and have been no actual or, to the Knowledge of Seller, threatened labor disputes, strikes, lockouts or work stoppages against or affecting the Business Employees.

(b) There is no: (i) unfair labor practice charge; (ii) grievance; (iii) arbitration; (iv) charge; (v) lawsuit; (vi) investigation; or (vii) complaint against Seller pending or, to the Knowledge of Seller, threatened before a Governmental Entity, in each case with respect to any of the Business Employees. All Business Employees are authorized to work in the United States, and a Form I-9 has been completed properly and retained with respect to each Business Employee.

(c) Seller is in compliance with all, and has at all times been in compliance with all, and Seller has not received any notice or other communication (in writing or otherwise) of any claim filed with or by any Governmental Entity alleging that Seller has violated any, Laws or applicable contractual arrangements pertaining to employment and employment practices to the extent they relate to the Business Employees, Business Consultants or contingent workers, including all Laws relating to wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, termination of employment, employment policies or practices, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health and, to the Knowledge of Seller, no such claim is threatened.

(d) Seller has properly classified all Business Employees and Business Consultants as employees, independent contractors or leased employees and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such Business Employees and Business Consultants.

(e) All compensation, including wages, commissions and bonuses, payable to all Business Employees and Business Consultants for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

Section 3.20. Employee Benefit Plans.

(a) Set forth on Section 3.20 of the Disclosure Schedule is a true and complete list of each Employee Plan. As applicable with respect to each Employee Plan, Seller has delivered or caused to be delivered to Buyer true and complete copies of each Employee Plan, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description thereof.

(b) None of the Employee Plans are, and none of Seller, any Affiliate of Seller, or any ERISA Affiliate thereof sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or incurred any liability (that has not been satisfied in full) to: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (ii) a plan subject to Part 3, Subtitle B of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA); or (iv) a plan that provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by Law or (B) death or retirement benefits under an Employee Plan qualified under Section 401(a) of the Code.

(c) No Transferred Asset is subject to any Lien under the Code or ERISA, and neither Seller nor any ERISA Affiliate has incurred any liability which could subject Buyer or any Transferred Asset to liability under Sections 4062, 4063 or 4064 of ERISA.

(d) All Employee Plans (and related trusts and insurance contracts) comply in form and in operation in all material respects with the applicable requirements of ERISA, the Code, the Family and Medical Leave Act and other applicable Laws and comply in operation in all material respects with their respective terms and conditions, except for such instances of noncompliance in form or operation that would not result in any Liability to Buyer. With respect to all Employee Plans, all premiums, contributions and other Liabilities, whether or not due, for prior plan years and the current plan year for the period ending on the Closing Date have been paid or accrued on Seller’s Books and Records to the extent required by, and in accordance with, GAAP, except as would not result in any Liability to Buyer. No statement, either written or oral, has been made by Seller to any Person with regard to any Employee Plan that was not in accordance with the terms and conditions of such Employee Plan and that would have a material adverse economic consequence to Buyer.

(e) Each Employee Plan that is subject to Section 409A of the Code has been maintained, in form and operation in compliance with Section 409A of the Code. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A of the Code.

(f) Neither Seller nor any ERISA Affiliate is a party to any Contract covering any Business Employee or Business Consultant that, individually or collectively, could give rise to (or already has resulted in) the payment of any amount or provision of any benefit (including accelerated vesting) that could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 4999 of the Code.

Section 3.21. Affiliate Transactions.

(a) Except as set forth on Section 3.21(a) of the Disclosure Schedule (collectively, the “Affiliate Agreements”), neither any Affiliate of Seller, nor any current or former member, stockholder, officer, director, manager or employee of Seller or any Affiliate of Seller, nor any immediate family member of any of the foregoing: (i) is a party to any Contract or ongoing transaction or business relationship with, or has any claim or right against, Seller relating to any of the Business, the Transferred Assets or the Assumed Liabilities; (ii) has any ownership interest in any of the Transferred Assets; (iii) provides material services to the Business (other than employment by Seller); or (iv) has borrowed money from or loaned money to Seller in connection with the Business that is currently outstanding.

(b) Except as set forth on Section 3.21(b) of the Disclosure Schedule and other than this Agreement and the Ancillary Agreements, immediately following the Closing, there will not be any Contracts or other transactions between Buyer, on the one hand, and Seller, any Affiliate of Seller, or any of their respective current or former members, stockholders, directors, officers, managers or employees, on the other hand.

Section 3.22. Insurance.

(a) Section 3.22(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance maintained by or on behalf of Seller and relating to the Business, the Transferred Assets or the Assumed Liabilities (collectively, the “Insurance Policies”), setting forth, in respect of each such Insurance Policy: (i) the policy number; (ii) the insurer, (iii) policy limits and deductibles; (iv) the dates of premiums or payments due thereunder; and (v) the expiration date.

(b) The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and meet all contractual and statutory requirements to which Seller is subject with respect to Business and the Transferred Assets.

(c) With respect to each Insurance Policy: (i) such Insurance Policy is in full force and effect and enforceable in accordance with its terms; (ii) Seller and, to the Knowledge of Seller, each other party to such Insurance Policy are in compliance with the terms and provisions of such Insurance Policy in all material respects; (iii) all premiums for such Insurance Policy have been paid in full; and (iv) no limits of liability or coverage for such Insurance Policy have been exhausted or depleted by more than fifty percent (50%).

(d) Neither Seller nor, to the Knowledge of Seller, any other Person has received any notice or other communication (in writing or otherwise) regarding any actual or possible cancellation or termination of, premium increase with respect to, or alteration of coverage under, any such Insurance Policy.

(e) Section 3.22(e) of the Disclosure Schedule sets forth, as of the date of this Agreement, (i) a list of all pending claims (including any workers’ compensation claim) under any Insurance Policy; and (ii) the claims history for Seller since Seller’s formation to the extent involving claims in excess of $10,000. All claims, incidents, wrongful acts or occurrences for which Seller reasonably expects to obtain coverage under any Insurance Policy have been reported to the applicable underwriter in accordance with the requirements of the applicable Insurance Policy. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.23. Customers and Suppliers.

(a) Section 3.23(a) of the Disclosure Schedule identifies, with respect to the Business, the revenues received from each of the top five (5) customers (based on revenues) since Seller’s formation (collectively, the “Material Customers”). Seller has not received any notice or other communication (in writing or otherwise) indicating that any Material Customer: (A) intends or expects to cease dealing with Seller with respect to the Business; (B) will otherwise reduce the volume of business transacted with Seller with respect to the Business below historical levels; (C) is dissatisfied in any material respect with any product or service of the Business or with its business relationship with Seller with respect to the Business; (E) intends or expects to file for bankruptcy or cessation of business; or (F) otherwise intends to change other material terms of its business relationship with Seller with respect to the Business.

(b) Section 3.23(b) of the Disclosure Schedule identifies, with respect to the Business, the five (5) suppliers that accounted for the largest dollar volume of purchases since Seller’s formation (collectively, the “Material Suppliers”). Seller has not received any notice or other communication (in writing or otherwise) indicating that any Material Supplier: (A) intends or expects to cease supplying goods or services to the Business; (B) will otherwise reduce the volume of business transacted with Seller with respect to the Business below historical levels; (C) intends or expects to file for bankruptcy or cessation of business; or (D) otherwise intends to terminate or materially modify its relationship with the Business.

Section 3.24. Unlawful Payments.

(a) Neither Seller nor any Affiliate, director, officer or employee of Seller, nor, to the Knowledge of Seller, any agent, representative, sales intermediary or other third party acting on behalf of Seller, in any way relating to the Business: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any Public Official or other Person, for purposes of: (A) influencing any act or decision of any Public Official or other Person in his, her or its official capacity; (B) inducing such Public Official or other Person to do or omit to do any act in violation of his, her or its lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official or other person or entity to use his, her or its influence with a government, Governmental Entity, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the Business, or any Person related in any way to the Business, in obtaining or retaining business or directing any business to any Person.

(b) There are no pending or, to the Knowledge of Seller, threatened claims against Seller, in respect of the Business, with respect to violations of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.).

Section 3.25. Parent Share Investment.

(a) Seller is acquiring the Parent Shares for its own account and is not acquiring such Parent Stock with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, other than in connection with a dissolution of Seller. Seller has received no advice from Parent, Buyer, or from any of their respective Affiliates or Representatives as to the legal, investment, or tax consequences of Seller’s investment in the Parent Shares.

(b) Seller is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act or is sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Parent Shares, and has determined that investment in the

Parent Shares is suitable for Seller, based upon its financial situation and needs, as well as its other securities holdings. Seller has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. Seller is personally and directly familiar with the business that is conducted and that is intended to be conducted by Parent and Buyer.

(c) Seller is able to bear the economic risk of its investment in the Parent Shares for an indefinite period of time and Seller understands that the Parent Shares have not been registered under the Securities Act, and cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

(d) Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Parent Shares and has had full access to such other information concerning Parent and Buyer as it has requested. Seller has had an opportunity to ask questions and receive answers concerning the financial condition, operation and prospects of Parent and Buyer both before and after giving effect to this Agreement.

(e) THE PARENT SHARES HAVE NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS AND SELLER’S INVESTMENT IN THE PARENT STOCK IS SPECULATIVE AND RISKY. THERE IS NO PUBLIC OR PRIVATE MARKET FOR THE PARENT SHARES, NOR IS ANY LIKELY TO DEVELOP. SELLER ACKNOWLEDGES IT MAY, AND CAN AFFORD TO, LOSE ITS ENTIRE INVESTMENT IN THE PARENT SHARES AND THAT IT UNDERSTANDS IT MAY HAVE TO HOLD SUCH INVESTMENT INDEFINITELY. Seller understands that Seller must bear the economic risk of this investment indefinitely unless the Parent Shares are registered pursuant to the Securities Act or an exemption from such registration is available and unless the disposition of the Parent Shares is qualified under applicable state securities Laws or an exemption from such qualification is available, and that Parent has no obligation or present intention of so registering the Parent Shares. Seller further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow Seller to transfer any or all of the Parent Shares, in the amounts, or at the times Seller might propose. Seller acknowledges that the Parent Shares will be subject to the transfer restrictions in Parent’s bylaws, including any rights of first refusal and drag-along rights therein. Seller has had an opportunity to review such bylaws.

(f) Seller and Stockholders have reviewed Parent’s Form 1-A POS and Form 1-K, filed with the U.S. Securities and Exchange Commission on March 19, 2018 and April 30, 2018, respectively, including all risk factors set forth therein.

Section 3.26. Disclosure. To the Seller’s Knowledge, Seller has disclosed to Buyer all facts material to the relationship of Seller with the customers and suppliers of the Business and the operations, prospects, results of operations, cash flows and condition (financial or otherwise) of the Business. No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, or any certificate or other document delivered hereunder contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

Section 3.27. Capitalization; Ownership of Shares.

(a) Section 3.27(a)(i) To the best of the Seller’s Knowledge, the Disclosure Schedule sets forth a complete and accurate list of the authorized, issued and outstanding shares of

Seller capital stock. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of Seller to which Seller is a party, including any securities representing the right to purchase or otherwise receive any shares of Seller capital stock. There is no Indebtedness with voting rights (or convertible into, or exchangeable for, securities with voting rights) with respect to any matters on which any equity holder of Seller may vote. Section 3.27(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of the holders of all of the issued and outstanding shares of Seller capital stock, the address of each such holder and the number, series and classes of shares of Seller capital stock owned of record by each such holder.

(b) All of the shares of Seller capital stock and all other securities that have ever been issued or granted by Seller have been issued and granted in compliance with: (i) all applicable state and federal securities Laws and all other applicable Laws; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Seller capital stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of Seller.

(c) Collectively, the Stockholders hold of record and own beneficially, free and clear of any Liens or any other restrictions on transfer (except for transfer restrictions of general applicability imposed under federal or state securities Laws), all of the issued and outstanding shares of Seller’s capital stock. No Stockholder is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any equity interest in Seller. No Stockholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the equity securities of Seller. There are no outstanding contractual obligations to which Seller is a party relating to the voting of any shares of Seller capital stock or other equity interests in Seller.

Section 3.28. Stockholder Authority. Each Stockholder has all necessary power and authority and the requisite legal capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby to be consummated by such Stockholder. The execution and delivery by each Stockholder of this Agreement, the performance by each Stockholder of his obligations hereunder, and the consummation by each Stockholder of the transactions contemplated hereby to be consummated by such Stockholder, have been duly and validly authorized by all necessary action on the part of such Stockholder, and no other or further action or proceeding on the part of any Stockholder is necessary to authorize the execution and delivery by the Stockholders of this Agreement, the performance by the Stockholders of their obligations hereunder, and the consummation by the Stockholders of the transactions contemplated hereby to be consummated by them. This Agreement has been duly executed and delivered by each Stockholder and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent, Buyer and Seller, constitutes a valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.

Section 3.29. Stockholder Consents and Approvals; No Violations.

(a) Except for the Required Consents, no Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by any Stockholder or Seller for the execution and delivery by any Stockholder of this Agreement or for the consummation of the transactions contemplated hereby.

(b) The execution and delivery by each Stockholder of this Agreement, the performance by each Stockholder of its obligations hereunder, and the consummation by each Stockholder of the transactions contemplated hereby to be consummated by such Stockholder do not and will not: (i) conflict with or violate any provision of Seller’s certificate of incorporation or bylaws; or (ii) assuming that the Required Consents have been received or made, as the case may be, prior to the Closing: (x) conflict with or result in a violation or breach of any Law applicable to any Stockholder, Seller or any of their respective properties or assets; (y) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Material Contract, any Permit required for the conduct of the Business, or any Contract by which any Stockholder is bound or affected; or (z) result in the creation of any Lien upon any of the material properties or assets of Seller or any Stockholder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows in Sections 4.1 through and including Section 4.4, and Parent hereby represents and warrants to Seller as follows in Section 4.5:

Section 4.1. Organization and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, when aggregated with all other such failures, a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

Section 4.2. Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer (or its equity holders) is necessary to authorize the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement and such Ancillary Agreements by each other party thereto, constitute a valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.

Section 4.3. Consents and Approvals; No Violations.

(a) No Consent of, or filing, declaration or registration with, or notice to any Governmental Entity, which has not been received or made, is required to be obtained or made by Buyer for the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, other than such Consents, filings, declarations, registrations or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate any provision of the organizational or governing documents of Buyer; (ii) conflict with or result in a violation or breach of any Law applicable to Buyer or any of its properties or assets; (iii) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Contract to which Buyer is a party, or by which Buyer or any of its properties or assets is bound; or (iv) result in the creation of any Lien upon any of the properties or assets of Buyer, except, in the case of clauses (ii), (iii) and (iv) above, for such conflicts, violations, breaches, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.4. Brokers. None of Buyer nor any of its Affiliates, nor any of its officers or directors on behalf of Buyer or any of its Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any liability for Seller for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement if the Closing does not occur.

Section 4.5. Parent Organization and Authority; Valid Issuance of Parent Shares. Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power, authority and legal capacity to issue the Parent Shares to Seller. Such shares, when issued, will be free of any Liens or other security interests, and free of any restrictions (other than those generally applicable under state and federal securities laws and rules and under state law applicable to equity issuances by similar entities) other than those expressly set forth in Parent’s certificate of incorporation and bylaws. Such issuance has been duly and validly authorized by all necessary action on the part of Parent, and no other or further action or proceeding on the part of Parent or any Affiliate thereof is necessary to authorize or consummate the issuance of the Parent Shares to Seller.

ARTICLE 5

COVENANTS

Section 5.1. Publicity.

(a) So long as this Agreement is in effect, none of Seller, the Stockholders or any of their respective Affiliates shall issue or cause the publication of any press release or other public or industry announcement, statement or acknowledgement with respect to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby. Buyer and its Affiliates shall be permitted to issue, in their sole discretion, one or more press releases or other public or industry announcements, statements or acknowledgements with respect to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby.

(b) Seller and the Stockholders shall, and shall cause their respective Affiliates to, and shall instruct their respective Representatives to, hold in confidence the existence of this Agreement, the Ancillary Agreements, and the terms hereof and thereof, and each such Person shall not disclose any such information to any other Person; provided, however, that such Person may disclose any such information: (i) that as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by Seller, the Stockholders or any of their respective Affiliates or any of their respective Representatives of their respective obligations under this Section 5.1(b); (ii) to its tax, accounting or legal Representatives who have a need to know such information and are informed of the confidential nature of such information; (iii) as required by applicable Law, by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Person; or (iv) with Buyer’s prior written consent.

Section 5.2. Further Assurances; Additional Agreements.

(a) From time to time after the Closing, as and when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, and shall provide, or cause to be provided, all such further or other cooperation, in each case as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including, as required, to transfer or obtain Permits or provide regulatory notices. Without limiting the generality of the foregoing, each of Seller and the Stockholders agrees, from time to time after the Closing, at Buyer’s request, to execute, acknowledge, and deliver to Buyer such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other documents, certifications, and further assurances, as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Transferred Assets. Each party shall bear its own costs and expenses in compliance with this Section 5.2(a).

(b) After the Closing, Seller shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that Seller may receive in respect of any deposit, prepaid expense, bill for services or other item that constitutes part of the Transferred Assets or relates to the Assumed Liabilities. After the Closing, Buyer shall promptly transfer or deliver to Seller cash, checks (which shall be properly endorsed) or other property that Buyer may receive in respect of any deposit, prepaid expense, bill for services or other item that constitutes part of the Excluded Assets or relates to the Excluded Liabilities. The removal of Excluded Assets, if any, by

Seller from its facilities and other real property to be occupied by Buyer shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing Date. Any damage to the Transferred Assets or to the facilities resulting from such removal shall be promptly paid by Seller. Seller shall promptly reimburse Buyer for all costs and expenses, if any, incurred by Buyer in connection with any Excluded Assets not removed by Seller.

(c) After the Closing, Seller will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will work in good faith to attempt to satisfy the Excluded Liabilities in a manner that is not detrimental in any material way to any of such relationships, but in no event shall Seller be obligated to pay amounts not legally due and owing to such parties. Seller will refer to Buyer all inquiries relating to such business.

Section 5.3. General Release.

(a) Notwithstanding anything contained herein to the contrary, effective as of the Closing, in consideration of the mutual agreements contained herein, including the Purchase Price to be received by Seller, each of Seller and the Stockholders, on behalf of itself and each of its past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, Representatives, investors, stockholders, members, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges each of Parent and Buyer, its former, present and future Affiliates, parent and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective former, present and future Representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively, the “Released Parties”) and the Business and the Transferred Assets of and from any and all manner of action or inaction, cause or causes of action, Proceedings, Liens, Contracts, promises, Liabilities, Damages (whether for compensatory, special, incidental or punitive Damages, equitable relief or otherwise), losses, fees, costs or expenses, of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, the Business or the Transferred Assets for, upon or by reason of any act, event, omission, matter or cause arising from or related to the Business, in each case arising at any time at or prior to the Closing (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of Seller under this Agreement or any Ancillary Agreement.

(b) Without limiting the generality of Section 5.3(a), with respect to the Released Claims, each of Seller and the Stockholders, each on behalf of itself and each Releasing Party, hereby expressly waives all rights under Section 1542 of the Civil Code of the State of California (“Section

1542”) and any similar Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542 or any similar Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each of Seller and the Stockholders, on behalf of itself and each Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which Seller, any Stockholder or any Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including, without limitation, unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).

(c) Each of Seller and the Stockholders, on behalf of itself and each Releasing Party, acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of the Released Claims, but each of Seller and the Stockholders, on behalf of itself and each Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.

(d) Each of Seller and the Stockholders, on behalf of itself and each Releasing Party, represents, warrants, covenants and agrees that such Releasing Party has not and will not assign or transfer any Released Claim or possible Released Claim against any Released Party. Each of Seller and the Stockholders, on behalf of itself and each Releasing Party, agrees to indemnify and hold the Released Parties harmless from any Liabilities, Damages, costs, expenses and attorneys’ fees arising as a result of any such assignment or transfer.

(e) Each of Seller and the Stockholders, on behalf of itself and each Releasing Party, covenants and agrees not to, and agrees to cause its Affiliates not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Proceeding of any kind whatsoever, in law or equity, in each case against the Released Parties, or any of them, with respect to any Released Claims. Each of Seller and the Stockholders acknowledges that the foregoing release was separately bargained for and is a key element of this Agreement of which this release is a part.

Section 5.4. Use of Names. From and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, use any words or terms (in any combination) that are identical or confusingly similar to, or a colorable imitation or dilutive of the words and terms set forth in Section 5.4 of the Disclosure Schedule in connection with Seller’s or its Affiliates’ offering, marketing or selling of any products or services.

Section 5.5. Payment of Liabilities. From and after the Closing, Seller shall: (a) pay or otherwise satisfy in the Ordinary Course of Business (but in any event when due) all of its

Liabilities and Taxes; and (b) make payment and/or adequate provision for the payment and/or establish adequate reserves for the payment, in full, of all of the Excluded Liabilities, it being understood that this Section 5.5 shall not be construed to cover any of the Assumed Liabilities.

Section 5.6. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) For a period commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date (the “Restricted Period”), each of Seller and the Stockholders shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in, or assist others in engaging (whether through employment, consultation, advisory services, representation on a board of directors or other similar governing body or by any financial or other investment) in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier, licensee, licensor or distributor of the Business (including any existing or former client, customer, supplier, licensee, licensor or distributor of Seller and any Person that becomes a client, customer, supplier, licensee, licensor or distributor of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, each of Seller and the Stockholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, each of Seller and the Stockholders shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit (except pursuant to a general solicitation which is not directed specifically to any Hired Employee) or hire any Hired Employee, or encourage any Hired Employee to leave such employment or hire any Hired Employee who has left such employment; provided, however, that nothing in this Section 5.6(b) shall prevent Seller, the Stockholders or any of their respective Affiliates from hiring any employee whose employment has been terminated by Buyer without cause.

(c) During the Restricted Period, each of Seller and the Stockholders shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, customers, suppliers, licensees, licensors or distributors of the Business or potential clients, customers, suppliers, licensees, licensors or distributors of the Business for purposes of diverting their business or services from the Business.

(d) Each of Seller and the Stockholders agrees that it will not make or publish, verbally or in writing, any statements concerning the Business, Buyer or any of its Affiliates or any of their respective Representatives which statements are or reasonably may be construed as being injurious or inimical to the best interests of the Business, Buyer or any of its Affiliates or any of their respective Representatives, including statements alleging that the Business, Buyer or any of its Affiliates or any of their respective Representatives have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Entity (including communications made in the course of any governmental investigation).

(e) If Seller or any Stockholder breaches, or threatens to commit a breach of, any of the provisions of this Section 5.6, Buyer shall have the following rights and remedies not subject to any limitations under ARTICLE 6, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and

(ii) the right and remedy to recover from Seller and the Stockholders, jointly and severally, all monetary damages suffered by Buyer, as the case may be, as the result of any acts or omissions constituting a breach of this Section 5.6.

(f) Each of Seller and the Stockholders acknowledges that the restrictions contained in this Section 5.6 (i) are reasonable and necessary to protect the legitimate interests of Buyer and the goodwill, customer relationships, and Owned Intellectual Property purchased by Buyer and (ii) constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 5.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.7. Post-Closing Confidentiality.

(a) From and after the Closing, each of Seller and the Stockholders shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Buyer, its Affiliates, the Business or the Transferred Assets (collectively, “Business Confidential Information”), except that Seller and the Stockholders shall not have any obligation under this Section 5.7 with respect to any Business Confidential Information that (i) as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by Seller, the Stockholders, any of their Affiliates or any of their respective Representatives of their respective obligations under this Section 5.7, or (ii) is provided to such party or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Buyer.

(b) From and after the Closing, each of Seller and the Stockholders shall not, and shall cause its Affiliates not to, and shall instruct its and their respective Representatives not to, use any Business Confidential Information except as expressly authorized in writing by Buyer. Each of Seller and the Stockholders shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, take the same degree of care to protect the Business Confidential

Information that such party uses to protect its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.

(c) Notwithstanding the foregoing, Seller and the Stockholders shall not be in breach of this Section 5.7 as a result of any disclosure of Business Confidential Information that is required by applicable Law or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such party; provided, however, that such party shall give advance notice of such compelled disclosure to Buyer, and shall cooperate with Buyer in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that such party shall disclose only that portion of such Business Confidential Information which Seller is advised by its counsel is legally required to be disclosed.

Section 5.8. Restrictions on Parent Shares.

(a) Seller shall not assign, hypothecate, donate, encumber or otherwise dispose of any interest in the Parent Shares except in compliance with the provisions herein and applicable securities laws. Furthermore, the Parent Shares shall be subject to any drag-along rights and right of first refusal in favor of Parent or its assignees that may be contained in Parent’s Bylaws.

(b) All certificates representing the Parent Shares, if any, shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(i) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(ii) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO DRAG-ALONG RIGHTS AND A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE BYLAWS OF THE COMPANY.”

(iii) Any legend required by appropriate blue sky officials.

(c) Nothing in this Section 5.8 shall prohibit Seller from distributing the Parent Shares to the Stockholders in connection with a liquidation or dissolution of Seller.

(d) Seller shall not (directly or indirectly) sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any common stock or other securities of Parent held by Seller, including the Parent Stock, for a period of time specified by the managing underwriter (not to exceed 180 days) following the effective date of a registration statement of Parent filed under the Securities Act of 1933. Seller agrees to execute and deliver such other agreements as may be reasonably requested by Parent and/or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(e) Parent shall not be required (i) to transfer on its books any shares of Parent Stock which shall have been transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

ARTICLE 6

SURVIVAL AND INDEMNIFICATION

Section 6.1. Survival of Representations and Covenants.

(a) General Survival. Subject to Section 6.1(b) and Section 6.1(e), the representations and warranties made by Seller and the Stockholders in this Agreement shall survive the Closing until the date that is two (2) years from the Closing Date (the “General Survival Date”); provided, however, that if, at any time on or prior to the General Survival Date, any Indemnitee delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of, or a potential inaccuracy in or a potential breach of, any such representation or warranty and asserting facts reasonably expected to establish a claim for recovery under Section 6.2 based on such alleged inaccuracy or breach or potential inaccuracy or breach, then the relevant representation and warranty and claim for recovery shall survive the General Survival Date until such time as such claim is fully and finally resolved.

(b) Specified Representations. Subject to Section 6.1(e) and notwithstanding anything to the contrary contained in Section 6.1(a), the Specified Representations shall survive the Closing indefinitely.

(c) Buyer Representations. All representations and warranties made by Buyer in this Agreement shall terminate and expire at the Closing, and any liability of Buyer with respect to such representations and warranties shall thereupon cease.

(d) Survival of Covenants. All covenants and agreements of the parties hereto contained herein shall survive the Closing until fully performed or complied with.

(e) Intentional Misrepresentation; Fraud. The limitations set forth in Section 6.1(a) and Section 6.1(b) shall not apply in the event of any intentional misrepresentation or fraud, each shall survive the Closing indefinitely.

Section 6.2. Indemnification. From and after the Closing (but subject to Section 6.1 and Section 6.3), each of Seller and the Stockholders shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in or breach of any representation or warranty made by Seller or any Stockholder in this Agreement, in any Ancillary Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Seller or any Stockholder under or pursuant to this Agreement or in connection with the transactions contemplated hereby;

(b) any breach or non-fulfillment of any covenant or other obligation of or to be performed by Seller or any Stockholder in this Agreement, in any Ancillary Agreement, or any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Seller or any Stockholder under or pursuant to this Agreement or in connection with the transactions contemplated hereby;

(c) any Excluded Liability;

(d) any Excluded Asset and Seller’s ownership, use and operation of the Excluded Assets after Closing;

(e) the conduct of the Business by Seller and/or any of its Affiliates, including the ownership or use of the Transferred Assets, in each case prior to the Closing; and

(f) any matter referred to in Section 6.2(f) of the Disclosure Schedule.

Section 6.3. Limitations.

(a) Basket.

(i) Seller and the Stockholders shall not be required to make any indemnification payment pursuant to Section 6.1(a) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $30,000 (the “Basket Amount”) in the aggregate. Once the total amount of such Damages exceeds the Basket Amount, the Indemnitees shall be entitled to be indemnified and held harmless against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Basket Amount.

(ii) The limitation set forth in Section 6.3(a)(i) shall not apply (and shall not limit the indemnification or other obligations of Seller): (A) in the event of intentional misrepresentation or fraud; or (B) to inaccuracies in or breaches of any of the Specified Representations.

(b) Liability Cap. Recourse by the Indemnitees under Section 6.2(a), (c) or (e) shall be limited to an aggregate amount equal to the Purchase Price; provided, however, that the limitation set forth in this Section 6.3(b) shall not apply (and shall not limit the indemnification or other obligations of Seller): (i) in the event of intentional misrepresentation or fraud; or (ii) to inaccuracies in or breaches of any of the Specified Representations.

(c) Qualifications. For purposes of Section 6.2, with respect to each representation, warranty, covenant or agreement contained in this Agreement that is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge, Seller’s Knowledge or Knowledge of Seller), any such qualification shall be disregarded for purposes of determining whether a breach of or inaccuracy in such representation, warranty, covenant or agreement has occurred and for calculating the amount of any Damages that is subject to indemnification hereunder.

(d) Representations Not Limited. Each of Seller and the Stockholders agrees that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this ARTICLE 6 relating to the representations, warranties, covenants and obligations of Seller and the Stockholders are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by Seller, the Stockholders or any other Person (other than by specific inclusion in the Disclosure Schedule), and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

Section 6.4. No Contribution. Each of Seller and the Stockholders waives, and acknowledges and agrees that such party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Buyer or Parent in connection with any indemnification obligation or any other Liability to which Seller or any Stockholder may become subject under or in connection with this Agreement, any Ancillary Agreement or any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Seller or any Stockholder under or pursuant to this Agreement or in connection with the transactions contemplated hereby. Effective as of the Closing, Seller and the Stockholders expressly waive and release any and all rights of subrogation, contribution, advancement, indemnification or other claim against Buyer and Parent.

Section 6.5. Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person, other than a party hereto, of any claim or Proceeding (whether against Buyer or any other Person) with respect to which Seller or any Stockholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this ARTICLE 6 (a “Third Party Claim”), Buyer shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to Seller. If Buyer so proceeds with the defense of any such Third Party Claim:

(i) subject to the other provisions of this ARTICLE 6, all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively jointly and severally by Seller and the Stockholders;

(ii) Seller and the Stockholders shall make available to Buyer any documents and materials in his, her or its and in Seller’s or the Stockholders possession or control that may be necessary to the defense of such Third Party Claim; and

(iii) Buyer may not settle, adjust or compromise such Third Party Claim without the consent of Seller (it being understood that if Buyer requests that Seller consent to a settlement, adjustment or compromise, Seller shall not unreasonably withhold or delay such consent).

(b) If Buyer does not elect or is not entitled to proceed with the defense of any such Third Party Claim, Seller shall proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Buyer; provided, however, that Seller may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Buyer (which consent may not be unreasonably withheld or delayed). Buyer shall give Seller prompt notice of the commencement of any such Third Party Claim against any Indemnitee; provided, however, that any failure on the part of Buyer to so notify Seller shall not limit any of the obligations of Seller or any Stockholder under this ARTICLE 6 (except to the extent such failure materially prejudices the defense of such Third Party Claim).

Section 6.6. Indemnification Claim Procedure.

(a) If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this ARTICLE 6 or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud or intentional misrepresentation), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to Seller. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this ARTICLE 6 or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the twenty (20)-day period commencing upon delivery by an Indemnitee to Seller of a Notice of Claim (the “Dispute Period”), Seller may deliver to the Indemnitee who delivered the Notice of Claim and, to the extent funds remain in the Escrow Account, to the Escrow Agent a written response (the “Response Notice”) in which Seller: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting Seller’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if Seller asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If no Response Notice is delivered prior to the expiration of the Dispute Period, then Seller shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c) If: (i) Seller delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee; or (ii) Seller does not deliver a Response Notice during the Dispute Period, then, within three (3) Business Days following the receipt of such Response Notice by the Indemnitee or within three (3) Business Days after the expiration of the Dispute Period, as the case may be, Seller and the Stockholders, jointly and severally, shall pay the Indemnitee an amount of cash equal to the full Claimed Amount.

(d) If Seller delivers a Response Notice during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then within three (3) Business Days following the receipt of such Response Notice, Seller and the Stockholders, jointly and severally, shall pay the Indemnitee an amount of cash equal to the Agreed Amount.

(e) If Seller delivers a Response Notice during the Dispute Period indicating that there is a Contested Amount, Seller and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and Seller resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and Seller. Within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), Seller and the Stockholders, jointly and severally, shall pay the Indemnitee an amount of cash equal to the Stipulated Amount.

(f) In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and Seller, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee), that remains unresolved after application of the terms of this Section 6.6, such dispute shall be settled in accordance with Section 9.8 hereof.

(g) To the extent that the amounts owed pursuant to this Section 6.6 are less than or equal to the value of the Parent Shares then held by the indemnifying party hereunder, (i) such indemnifying party, in lieu of the cash payment(s) described above, shall be entitled to transfer to the applicable Indemnitee a number of Parent Shares with a value equal to such cash payment and (ii) at Buyer’s (or any successor thereto or assign thereof) sole option, Parent shall transfer from the applicable indemnifying party to the applicable Indemnitee a number of Parent Shares with a value equal to such cash payment. Transfers made hereunder will be made by Parent causing its transfer agent to open a book-entry position evidencing such transfer.

Section 6.7. Setoff; For Cause Termination. In addition to Section 6.6 and any rights of setoff or other similar rights that Buyer or any of the other Indemnitees may have at common law or otherwise, Buyer and Parent shall have the right to withhold and deduct from any sum that is or may be owed to Seller hereunder: (a) any amount that is otherwise payable by Seller to any Indemnitee under this ARTICLE 6 but has not yet been paid, and (b) any amount with respect to which there is a dispute as to whether such amount is payable by Seller to Buyer or any Indemnitee under this Agreement pending final determination of such dispute (including any final determination under Section 6.6).

Section 6.8. Exercise of Remedies Other Than by Buyer. No Indemnitee (other than Buyer or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 6.9. Exclusive Remedy. Except: (a) for equitable relief, to which any party hereto may be entitled pursuant to this Agreement; (b) for Damages resulting from or arising out of fraud or intentional misrepresentation; and (c) as otherwise expressly provided in this Agreement, after the Closing the indemnification provided in this ARTICLE 6 shall be the sole and exclusive remedy of the parties for monetary damages for any breach of any representation, warranty or covenant contained in this Agreement.

ARTICLE 7

TAX MATTERS

Section 7.1. Transfer Taxes. Seller shall pay all transfer, documentary, value added sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) resulting from the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”). Seller shall file any required Transfer Tax filings, provided that Buyer shall join in any such filing if required by applicable Law. Each of Buyer and Seller shall also provide the other with any exemption certificate or its equivalent to support any reasonable exemption from sales taxes claimed in respect of the Transferred Assets.

Section 7.2. Cooperation. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, and their Affiliates’ respective officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Each of Buyer and Seller recognize that the other may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by it, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer and Seller each agree: (a) to properly retain and maintain such records until such time as Buyer and Seller agree in writing that such retention and maintenance is no longer necessary; and (b) to allow the other party and its respective agents, auditors and representatives, at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as such party or its agents, auditors or representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party.

ARTICLE 8

STOCKHOLDER REPRESENTATIVE

Section 8.1. Appointment. To efficiently administer Seller’s post-Closing obligations and rights under this Agreement, including the defense and/or settlement of any claims for indemnity by Buyer pursuant to Article VI, Graham McBain is hereby appointed to serve as the representative of the Stockholders (the “Stockholder Representative”). The Stockholder Representatives shall have full power and authority to make all decisions relating to the defense and/or settlement of any claims for which Buyer may claim to be entitled to indemnity pursuant to Article VI, to act on behalf of the Stockholders in all respects with respect to this Agreement, including, without limitation, the amendment or termination of agreements. All decisions and actions by the Stockholder Representative shall be binding upon all the Stockholders, and no

Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. In the event of the death, incapacity or resignation of the Stockholder Representative, the Stockholders holding a majority of the voting capital stock of Seller immediately prior to the Closing (the “Majority Stockholders”) shall promptly appoint a substitute Stockholder Representative; provided, however, in no event shall a Stockholder Representative resign without the Majority Stockholders having first appointed a substitute Stockholder Representative who shall assume such duties immediately upon the resignation of such Stockholder Representative. From and after such time when Seller dissolves itself as a corporation, the Stockholder Representative shall be authorized and obligated to act on behalf of Seller in order to fulfill all of Seller’s covenants set forth in Article V that survive the Closing. By his signature below, the Stockholder Representative agrees to fulfill such obligation for the period specified.

Section 8.2. Binding Relationship. Each Stockholder shall be deemed to have agreed that (a) the provisions of this Article VIII are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies such Stockholder may have in connection with the transactions contemplated by this Agreement, (b) the remedy at law for any breach of the provisions of this Article VIII would be inadequate, (c) such Stockholder shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if such Stockholder brings an action to enforce the provisions of this Article VIII and (d) the provisions of this Article VIII shall be binding upon such Stockholder and the successors and assigns of such Stockholder. In addition, each Stockholder shall be deemed to have waived any claims he, she or it may have or assert, including those that may arise in the future, against any Stockholder Representative and any of his Affiliates, for any action or inaction taken or not taken by the Stockholder Representative in connection therewith.

Section 8.3. Notices. Any notice or communication delivered by Buyer or Parent to the Stockholder Representative shall, as between Buyer or Parent (as applicable), on the one hand, and the Seller Stockholders, on the other hand, be deemed to have been delivered to all Seller Stockholders. Buyer and Parent shall be entitled to rely exclusively upon any communication or writings given or executed by the Stockholder Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Stockholder Representative. Buyer and Parent shall be entitled to disregard any notices or communications given or made by the Stockholders (other than the Stockholder Representative, if applicable) in connection with any claims for indemnity unless given or made through the Stockholder Representative.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Amendment and Waiver. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived only by a written instrument signed by Buyer and Seller. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

Section 9.2. Entire Agreement; Third Party Beneficiaries. This Agreement (including the Disclosure Schedule and the other documents and instruments referred to herein) and the Ancillary Agreements: (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof; and (b) except as expressly provided herein, are not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies whatsoever. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule and the other documents and instruments referred to herein (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a representation or warranty), the statements in the body of this Agreement will control.

Section 9.3. Assignment; Binding Effect; No Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party hereto; provided, however, that without such prior written consent: (a) Buyer may assign its rights and/or delegate its obligations under this Agreement or any Ancillary Agreement (in whole but not in part) to any Affiliate of Buyer; (b) any or all of the rights and interests and/or obligations of Buyer under this Agreement or any Ancillary Agreement: (i) may be assigned and/or delegated to any purchaser of a substantial portion of the assets of Buyer or any of its Affiliates (whereupon Buyer shall cease to have any further liabilities or obligations hereunder and thereunder); and (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Buyer or any of its Affiliates; and (c) Buyer and its Affiliates shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights hereunder to any lender or lenders providing financing to Buyer or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

Section 9.4. Specific Performance and Other Remedies. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other party, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, the parties hereto acknowledge that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other party or to specific performance of the terms hereof, without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at law or equity. Neither party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable with respect to any breach of this Agreement.

Section 9.5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.6. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 9.6, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first Business Day after the date of transmission, if such notice or communication is sent via facsimile at the facsimile number specified in this Section 9.6 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(A)	if to Seller, to:

Parallel Holding Company Inc.

213 Cascade Falls Dr.

Folsom, CA 95630

Attention: President and Chief Executive Officer

Email: kevin@layerone.co

with a copy (which shall not constitute notice) to:

Brian Clark

770 L St #950

Sacramento, CA 95814

(B)	if to Stockholder Representative, to:

Graham McBain

4367 Virgusell Circle

Carmichael, CA 95608

Email: graham@layerone.co

(C)	if to Buyer, to:

Layer One Acquisition LLC

c/o XY – the Findables Company

1133 Columbia Street, #205

San Diego CA 92101

Attention: Markus Levin

Email: markus@xyo.network

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.

4365 Executive Drive, Suite 1500

San Diego, CA 92121

Attention: Amit Singh, Esq.

Email: asingh@sycr.com

Section 9.7. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each party hereto agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the parties’ respective interests and contacts with the State of Delaware. Each of the parties waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

Section 9.8. Submission to Jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if subject matter jurisdiction in that court is not available, in any appropriate state or federal courts in New Castle County in the State of Delaware) (and each such party shall not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each party hereto, for itself and its successors and assigns and in respect to its property, hereby irrevocably submits with regard to any such Proceeding, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party, for itself and its successors and assigns, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) such Proceeding in any such court is brought in an inconvenient forum; (ii) the venue of such Proceeding is improper; and (iii) this Agreement, any of the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 9.9. Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and

“hereunder” refer to this Agreement as a whole. As used in this Agreement, the term “commercially reasonable efforts” shall not include any obligation of Buyer to expend money (other than nominal amounts), commence or participate in any judicial or administrative action, proceeding or investigation or grant any material accommodation (financial or otherwise) to any Person. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference in this Agreement to any legal term for any Law, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than the United States be deemed to include that legal concept or thing in that other jurisdiction which most nearly approximates that United States legal term (in addition to any other analogous legal concept or term specified). Any capitalized terms used in any schedule (including the Disclosure Schedule) or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in Seller’s industry or in general commercial usage). Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Time is of the essence in the performance of the parties’ respective obligations under this Agreement. Any item disclosed in any particular section or subsection of the Disclosure Schedule shall be deemed to be disclosed in any other section or subsection of the Disclosure Schedule if the relevance of such item to the other section or subsection is readily apparent on the face of such disclosure.

Section 9.10. Expenses. Except as otherwise explicitly provided for herein, each of the parties hereto will bear all legal, accounting, and other fees and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 9.11. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

Section 9.12. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH PROCEEDING; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this ASSET PURCHASE AGREEMENT to be executed on the date first set forth above.

PARALLEL HOLDING COMPANY INC.:

By:	/s/ Kevin Weiler
Name: Kevin Weiler
Title: President and Chief Executive Officer

LAYER ONE ACQUISITION LLC:

By:	XY – the Findables Company
Its:	Manager

By:	/s/ Arie Trouw
Name: Arie Trouw
Title: Chief Executive Officer

XY – THE FINDABLES COMPANY:

By:	/s/ Arie Trouw
Name: Arie Trouw
Title: Chief Executive Officer

KEVIN WEILER:

/s/ Kevin Weiler

GRAHAM MCBAIN:

/s/ Graham McBain

[Signature Page to Asset Purchase Agreement]